Article 1 Definitions and Interpretation                    2

1.1    Defined Terms                                        2
1.2    Interpretation                                       10
ARTICLE 2   Sale and Purchase of Assets, Liabilities, and
Purchase Price, Manner of Payment                           10
2.1    Sale of Assets                                       10
2.1.1  Fixed Assets                                         10
2.1.2  Inventory and Spare Parts                            10
2.1.3  Agreements and Contracts                             10
2.1.4  Intangibles                                          11
2.1.5  Books and Records                                    11
2.1.6  Governmental Approvals                               11
2.1.7  Improvements and Real Estate Rights                  11
2.1.8  All Property Not Elsewhere Described                 11
2.2    Liabilities                                          11
2.3    Purchase Price                                       11
2.3.1  Allocation Statement                                 11
2.3.2  Reporting                                            12
2.4    Purchase Price Post-Closing Adjustment               12
2.4.1  Preparation of Net Trade Amount                      12
2.4.2  Post-Closing Review                                  12
2.4.3  Access to Books and Records                          13
2.4.4  Determination of Purchase Price Post-Closing
         Adjustment                                         13
2.4.5  Payment of Purchase Price Post-Closing Adjustment    13

ARTICLE 3   Closing Date, Actions at Pre-closing, Closing
            and Termination Prior to Closing                13
3.1    Closing Date                                         13
3.2    Actions at Pre-closing or Closing                    14
3.2.1  Purchase Price                                       14
3.2.2  Bill of Sale                                         14
3.2.3  General Assignment and Assumption Agreement          14
3.2.4  Assignment of Agreements and Contracts               14
3.2.5  ConAgra's Consents and Agreements                    14
3.2.6  Noncompete Agreement                                 14
3.2.7  Books and Records                                    14
3.2.8  Final Schedules                                      15
3.2.9  Senior Loan Documents                                15
3.2.10 ConAgra Option Agreements                            15
3.2.11 Stock Purchase Letter Agreement                      15
3.2.12 Escrow Instructions                                  15
3.3    Additional Actions                                   15
3.4    Termination Prior to Closing                         15
3.4.1  Termination by the Seller/McCormick                  15
3.4.2  Termination by the Buyer                             15
3.4.3  Termination Due to Failure of Condition              16
3.4.4  Termination by Mutual Consent                        16
ARTICLE 4   Representations and Warranties ofthe Seller
              and McCormick                                 17
4.1    Due Organization                                     17
4.2    Power and Authority                                  17
4.3    Valid, Binding and Enforceable Obligations           17
4.4    No Violations                                        18
4.5    Governmental Approvals                               18
4.6    Third Party Consents and Notices                     18
4.7    No Litigation                                        18
4.8    Agreements and Contracts; Project Documents          19
4.9    Utility Regulatory Matters                           19
4.10   Qualifying Facility Matters                          19
4.11   No Undisclosed Liabilities                           20
4.12   Fixed Assets and Inventory                           20
4.13   Title to Assets                                      20
4.14   Governmental Approvals for Business                  21
4.15   ERISA                                                21
4.16   Labor Matters                                        21
4.17   Legal Compliance                                     21
4.18   Hazardous Materials                                  21
4.19   Disclosure                                           22
4.20   Condition of Acquired Assets                         22
4.21   Tax Matters                                          22
4.22   Brokers                                              22
4.23   O&M Agreement Termination                            23

ARTICLE 5   Buyer's Representations and Warranties          23
5.1    Due Organization                                     23
5.2    Power and Authority                                  23
5.3    Valid, Binding and Enforceable Obligations           23
5.4    No Violations                                        24
5.5    No Litigation                                        24
5.6    Brokers                                              24

ARTICLE 6   Conditions Precedent to Buyer's Obligation      24
6.1    Representations True and Correct                     24
6.2    Compliance with Covenants                            24
6.3    Closing Actions                                      25
6.4    Consents and Governmental Approvals                  25
6.5    Seller and McCormick Opinion of Counsel              25
6.6    Proceedings Satisfactory                             25
6.7    ConAgra Acquisition                                  25
6.8    ConAgra Actions                                      25
6.9    ConAgra Assignment Agreement                         25
6.10   ConAgra Opinion of Counsel                           26
6.11   Severance of Facilities                              26

ARTICLE 7   Conditions Precedent to The Seller's and McCormick's
    Obligations                                             26
7.1    Representations True and Correct                     26
7.2    Compliance with Covenants                            26
7.3    Closing Actions                                      26
7.4    Opinion of Counsel                                   27
7.5    Proceedings Satisfactory                             27
7.6    ConAgra Acquisition                                  27
7.7    Consents and Government Approvals                    27

ARTICLE 8   Indemnification                                 27
8.1    Indemnification by the Seller and McCormick          27
8.2    Indemnification by the Buyer                         28
8.3    Threshold and Limits for Indemnity                   28
8.4    Bulk Sales Indemnity                                 28
8.5    Procedure for Indemnification with Respect to
          Third Party Claims                                29
8.5.1  Notice of Claim                                      29
8.5.2  Conduct of Claim                                     29
8.5.3  Payment of Claim                                     29
8.5.4  Access to Information                                30

ARTICLE 9   The Seller's and McCormick's Covenants Prior
               to Closing, Taxes and Further Assurances     30
9.1    The Seller's and McCormick's Covenants Prior
          to Closing                                        30
9.2    Taxes                                                31
9.3    Further Assurances                                   31

ARTICLE 10  Miscellaneous                                   31
10.1   Transaction Costs                                    31
10.2   Entire Agreement                                     32
10.3   Amendments                                           32
10.4   Assignments                                          32
10.5   Binding Effect                                       32
10.6   Headings                                             32
10.7   Notices                                              32
10.8   Severability                                         33
10.9   Waivers                                              33
10.10  Arbitration of Disputes                              33
10.10.1  Initiation of Arbitration                          34
10.10.2  Arbitration Procedure                              34
10.10.3  No Power to Amend                                  34
10.10.4  Costs                                              34
10.10.5  Complete Defense                                   35
10.11  Remedies Cumulative                                  35
10.12  Overdue Interest                                     36
10.13  Counterparts                                         36
10.14  Governing Law                                        36
10.15  Preparation of Agreement                             36
10.16  Survival                                             36
10.17  Materiality                                          36
10.18  Inducement to Transaction                            36
10.19  Public Statements or Releases                        36

EXHIBITS


EXHIBIT A      - INTENTIONALLY OMITTED

EXHIBIT B      - AMENDED AND RESTATED LEASE AGREEMENT

EXHIBIT C      - AMENDED AND RESTATED NATURAL GAS SALES
                 AGREEMENT

EXHIBIT D      - ASSIGNMENT OF LEASE AGREEMENT

EXHIBIT E      - ASSIGNMENT OF NATURAL GAS SALES AGREEMENT

EXHIBIT F      - ASSIGNMENT OF POWER PURCHASE AGREEMENT

EXHIBIT G      - ASSIGNMENT OF STEAM SALES AGREEMENT

EXHIBIT H      - ASSIGNMENT IN PART OF WASTE DISCHARGE AND WATER
                 RECLAMATION REQUIREMENTS

EXHIBIT I-1    - QF SITE OPTION AGREEMENT

EXHIBIT I-2    - WASTEWATER DISCHARGE OPTION AGREEMENT

EXHIBIT I-3      FACILITY SITE OPTION AGREEMENT

EXHIBIT J      - LESSOR CONSENT AND AGREEMENT

EXHIBIT K      - MEMORANDUM OF AMENDED AND RESTATED LEASE
                 AGREEMENT

EXHIBIT L      - MEMORANDUM OF QF SITE OPTION

EXHIBIT M      - MEMORANDUM OF FACILITY SITE OPTION

EXHIBIT M-1    - MEMORANDUM OF WASTEWATER DISCHARGE OPTION
                 AGREEMENT

EXHIBIT N      - CONSENT AND AGREEMENT (NATURAL GAS SALES
                 AGREEMENT)

EXHIBIT 0      - NONCOMPETITION EARNINGS CONTINGENCY AGREEMENT

EXHIBIT P      - CONSENT AND AGREEMENT (POWER PURCHASE
                 AGREEMENT)

EXHIBIT Q      - PURCHASER'S CONSENT

EXHIBIT R      - SHUTDOWN AGREEMENT

EXHIBIT R-1    - SHUTDOWN CONSENT

EXHIBIT S      - FIRST AMENDMENT TO STEAM PURCHASE AND SALE
                 CONTRACT

EXHIBIT T      - SUBSTATION OPERATING AGREEMENT

EXHIBIT U-1    - OPINION OF ROBERT W. SKELTON, GENERAL COUNSEL OF
                 MCCORMICK

EXHIBIT U-2    - OPINION OF BAKER & MCKENZIE, COUNSEL FOR THE
                 SELLER AND MCCORMICK

EXHIBIT V-1    - OPINION OF JOSEPH E. RONAN, JR., GENERAL COUNSEL
                 OF THE BUYER

EXHIBIT V-2    - OPINION OF THELEN, MARRIN, JOHNSON & BRIDGES
                 COUNSEL FOR THE BUYER

SCHEDULES

SCHEDULE A-1   -  DESCRIPTION OF THE FACILITY

SCHEDULE A-2   -  PROPERTY DESCRIPTION OF THE SITE

SCHEDULE B        - SAMPLE CALCULATION OF NET TRADE AMOUNT

SCHEDULE 2.1.1 -  FIXED ASSETS

SCHEDULE 2.1.2 -  INVENTORY

SCHEDULE 2.1.3 -  ASSIGNED CONTRACTS

SCHEDULE 2.2   -  EXCLUDED LIABILITIES

SCHEDULE 4.5   -  GOVERNMENTAL APPROVALS

SCHEDULE 4.6   -  THIRD PARTY CONSENTS AND NOTICES

SCHEDULE 4.7   -  LITIGATION (SELLER AND MCCORMICK)

SCHEDULE 4.8      PROJECT DOCUMENTS

SCHEDULE 4.11  -  LIABILITIES

SCHEDULE 4.14.1-  ALL GOVERNMENTAL APPROVALS

SCHEDULE 4.14.2-  GOVERNMENTAL APPROVALS NOT VALIDLY
                  ISSUED/TRANSFERRED

SCHEDULE 4.17  -  LEGAL COMPLIANCE

SCHEDULE 4.18  -  HAZARDOUS MATERIALS

SCHEDULE 5.5   -  LITIGATION (BUYER)

SCHEDULE 6.11  -  SEVERANCE OF FACILITIES ITEMS


                   ASSET PURCHASE AGREEMENT

       AGREEMENT, dated this 28th day of August, 1996, by and between GILROY FOODS, INCORPORATED, a California corporation ("Gilroy" or "Seller"), McCORMICK & COMPANY, INCORPORATED, a Maryland corporation ("McCormick"), and CONAGRA, INC., a Delaware corporation ("Buyer" or "ConAgra").


RECITALS:

       This Agreement is made with reference to the following facts and circumstances:

       (a) McCormick owns all of the issued and outstanding shares of capital stock of Gilroy.

       (b) Gilroy owns certain assets which are used in connection with the manufacture and sale of dehydrated onion, garlic, capsicum and vegetable products (the "Business"). The Business is conducted at the locations described in Exhibit A hereto (the "Business Locations").

       (c) Seller desires to sell substantially all of its assets related to the Business to Buyer and Buyer desires to purchase such assets from Seller, all on the terms and conditions contained herein.


AGREEMENT:

       In consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

       1. Sale of Properties and Assets. Subject to Section 2, at the Closing described in Section 6, Seller shall sell, convey, assign, transfer and deliver, or shall cause McCormick to sell, convey, assign, transfer and deliver, to Buyer (and McCormick shall cause Seller to sell, convey, assign, transfer and deliver to Buyer), free and clear of all liens, claims and encumbrances (other than "Permitted Encumbrances," as defined in Section 8.8) all of the assets, properties and rights of Seller relating to the Business as conducted by the Seller as of the Closing Date of every type and description, real, personal and mixed, tangible and intangible, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of Seller (all of such assets, properties and rights hereinafter collectively referred to as the "Assets"), including but not limited to all assets owned by Seller and located at the Business Locations and including the following assets:

       1.1 Real Estate. Fee simple marketable title in and to the real property legally described on Exhibit 1.1, together with all improvements, facilities, fixtures, hereditaments and appurtenances thereto (the "Real Estate").

       1.2 Sales, General and Administrative Property. All customer and supplier lists and files, catalogues, brochures, pricing and other marketing information, books and records
(other than personnel files of persons other than Hired Employees, and other than tax records), computer programs, software and systems and other sales, general and administrative property.

       1.3 Receivables. All accounts receivable and miscellaneous receivables existing on the Closing Date (the
"Receivables").

       1.4 Inventories. All of Seller's raw materials, work-in-process and finished goods inventory existing as of the Closing Date (the"Inventory").

       1.5 Fixed Assets. All machinery, equipment, furniture, research and development assets, vehicles and other fixed assets owned or used by Seller in connection with the Business.

       1.6 Intellectual Property. All trademarks (including all right, title and interest of Seller and McCormick in and to the "Gilroy" name and derivations thereof, but excluding the "Gilroy Farms" trademark), trade names, service marks, service names, patents, copyrights, inventions, technology, trade secrets, formulas, laboratory notebooks, recipes, brand names, brand marks, labels or registrations or licenses thereof or applications therefor which Seller or McCormick owns or utilizes in connection with the Business, together with all knowledge, data, information, formulations, designs, plans, drawings, manufacturing documentation, proprietary know-how and use and application know-how, processes, product development records, technical data and information, specifications and other intellectual property, and in and to all know-how or other proprietary or trade rights of Seller associated with or used in connection with such items.

       1.7 Leases and Contracts. All of Seller's right, title and interest in and to the leases, contracts, purchase and sales contracts, and other agreements described or listed on
Exhibit 1.7. If any such lease, contract or other agreement shall require the consent of any party hereto other than Seller, this Agreement shall not constitute an agreement to assign the same, and such lease, contract or other agreement shall not be assigned to or assumed by Buyer if an actual or attempted assignment thereof would constitute a breach or default thereunder. Seller shall use all commercially reasonable efforts to obtain such consents, to the extent required, of such other parties to such leases, agreements and other contracts. If any such consent cannot be obtained, Seller and Buyer will cooperate in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable lease, contract or other agreement while protecting Seller from continuing liabilities or obligations thereunder.

       1.8 Licenses, Permits and Orders. All such approvals, authorizations, consents, licenses, orders and establishment numbers and other permits and similar items of all governmental agencies whether federal, state or local, owned, held or utilized by Seller in connection with the Business as are transferable by their respective terms, or otherwise, to Buyer.

       1.9 Supplies and Similar Items. All operating supplies, fuel, packaging supplies, maintenance, warehouse and office supplies, spare parts, tools, maintenance equipment and all similar property owned or used by Seller in connection with the Business.

       2. Excluded Assets. Notwithstanding Section 1, Buyer shall not purchase those assets described on Exhibit 2 and shall not purchase or assume any contract, agreement, judgement, decree or order other than those described in Exhibit 1.7 or as set forth in Section 3.1. Except as set forth above, and except as otherwise provided herein, it is the intent of the parties hereto that Buyer acquire all other assets of Seller that relate to the Business, including items which have been heretofore expensed or fully depreciated.

       3. Consideration Payable to Seller by Buyer. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seller and McCormick herein contained, and in consideration of the sale, conveyance, assignment, transfer and delivery by Seller of the Assets provided in Section 1 hereof, Buyer agrees as follows:

       3.1 Assumption of Liabilities. From and after the Closing Date, Buyer shall assume and agree to pay, perform and discharge (i) Seller's trade accounts payable and accrued liabilities and expenses (including accrued vacation with respect to the Hired Employees (as defined in Section 7.1), other than accrued payroll taxes and other than workers' compensation accruals, to the extent accrued on the Settlement Statement (as defined in Section 4) (the "Payables"), and (ii) the obligations of Seller which accrue after the Closing Date with respect to the leases and other contracts described in Section 1.7 hereof (collectively, the "Assumed Liabilities"). Buyer does not assume and shall not be deemed to have assumed any liability or obligation of Seller to the extent not described above, including, but not limited to:

              3.1.1 Any liability or obligation of Seller for any taxes (including interest and penalties thereon) imposed on or measured by Seller's income for any period or periods ending before or after the Closing Date, including federal, state and local income taxes, or any liability or obligation of Seller for any withholding taxes, Social Security taxes, unemployment taxes, excise taxes, capital stock taxes, sales taxes, use taxes, gross receipt taxes or other federal, state or local taxes of any nature (including all penalties) with respect to any time period (other than as prorated in accordance with Section 20 hereof or to be paid by Buyer in accordance with Section 24 hereof);

              3.1.2 Any liability or obligation of Seller for any accounts payable or under any loan agreement, lease agreement or any other contract or agreement, except as otherwise provided for herein, or for any trade or promotional programs, advertising, coupons or similar programs;

              3.1.3 Any liability or obligation of Seller arising out of or resulting from any breach by Seller of any lease, contract or other agreement to which Seller is a party, whether or not such agreements are assumed by Buyer hereunder;

              3.1.4 Any liability or obligation of Seller arising out of or resulting from any violation of any federal, state or local laws or regulations including, without limitation, environmental laws and regulations, or from the sale by Seller of any product;

              3.1.5 Any liability or obligation arising out of or resulting from any release or disposal by Seller of any hazardous substances;

              3.1.6 Subject to the provisions of Section 10.8, any claims, actions, suits, proceedings, arbitrations, product claims or litigation relating to, or resulting from, actions or omissions of Seller on or prior to the Closing Date, including, without limitation, those matters described in Section 8.17 of the Disclosure Schedule;

              3.1.7 Any liabilities for product returns, product replacements, allowances, warranties (whether express or implied) and refunds for damaged, defective or returned product in respect of products sold on or prior to the Closing Date.

              3.1.8 Workers' Compensation - Hired Employees. Any and all workers' compensation (including, without limitation, weekly benefits, medical rehabilitation expenses and any other expenses or obligations) with respect to injuries or illnesses suffered by any Hired Employee (as defined in Section 7.1) resulting from occurrences on or prior to the Closing Date, whether known or unknown as of the Closing Date.

       3.2 Purchase Price for the Assets. The purchase price for the Assets described in Section 1 (the "Purchase Price") shall be an amount equal to One Hundred Thirty-Two Million Dollars ($132,000,000) plus (or minus) the amount by which "Net Working Capital" (as defined in Section 4.6) is greater (or less than) One Hundred Twelve Million Five Hundred Ninety-Six Thousand Dollars ($112,596,000).

       3.3 Payment of Purchase Price. One Hundred Sixteen Million Dollars ($116,000,000) of the Purchase Price (the "Preliminary Payment") shall be paid by Buyer to Seller in immediately available funds on the Closing Date. Sixteen Million Dollars ($16,000,000) of the Purchase Price (the "Deferred Amount") shall be paid, without interest, as follows: $4,000,000 on November 30, 1996, $4,000,000 on March 31, 1997, $4,000,000 on July
31, 1997 and $4,000,000 on November 30, 1997 in accordance with the terms of the Deferred Purchase Price Promissory Note in the form of
Exhibit 3.3 attached hereto. The balance of the Purchase Price, if any, shall be paid on the Settlement Date, as hereinafter defined.

       3.4 Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated to the Assets in accordance with Exhibit 3.4 hereto. The parties hereto acknowledge that such allocation represents the fair market value of the Assets and shall be binding upon the parties hereto for federal and state tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Exhibit 3.4 for federal and state tax purposes. Promptly after Closing, the parties shall exchange mutually acceptable and completed IRS Forms 8594 which they shall use to report the transaction contemplated under this Agreement to the Internal Revenue Service in accordance with such allocation.

       3.5 Severance Credit. At Closing, Seller shall credit to Buyer One Hundred Sixty-Three Thousand Eight Hundred Thirty-Four Dollars ($163,834) (the "Severance Credit") which shall be used by Buyer to make severance payments to (i) employees of Buyer who are employed in connection with the manufacture or sale of vegetable products by the Business in the event Buyer severs such employees, and (ii) employees of Buyer who are employed in connection with operations involving the Umatilla, Oregon Business Location in the event Buyer severs such employees. To the extent that any such employees severed are listed in Exhibit 3.5 hereto, Buyer agrees that the severance payment paid to such employee shall be no less than the amount set forth opposite such employee's name on Exhibit
3.5. In the event Buyer does not disburse all of the Severance Credit as provided for in this Section 3.5 on or before December 31, 1997, the remaining balance of the Severance Credit not so disbursed shall be refunded by Buyer to Seller.

       4.     Settlement Date and Repurchase of Receivables.

       4.1 Preliminary Settlement Statement. No later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a draft settlement statement (the "Preliminary
Settlement Statement") setting forth the following:

              (i) The quantity of Inventory existing as of Closing based on Seller's perpetual inventory system in place as of the Closing Date (the "Perpetual Inventory System") and the value of such Inventory determined in accordance with GAAP (as defined in Section 8.6);

              (ii) The value of the Receivables as of Closing, as determined in accordance with GAAP; and

              (iii)  The amount of Payables as of Closing as
determined in accordance with GAAP.

              The Settlement Statement shall be in the form attached hereto as Exhibit 4. For purposes of preparing the Settlement Statement, the parties agree that month-end closing procedures consistent with Gilroy's normal month-end closing procedures will be used.

       4.2 Seller Review. Seller shall have thirty (30) days following receipt of the Preliminary Settlement Statement (the "Review Period") to notify Buyer in writing of any objections to the Preliminary Settlement Statement (a "Notice of Objection").
Any such Notice of Objection shall specify in reasonable detail the nature of each objection so asserted and the basis therefor. If Seller does not deliver any Notice of Objection during the Review Period, the Preliminary Settlement Statement shall become final and binding.

       4.3 Settlement Resolution. During the twenty 20) days following the Review Period, the parties shall use reasonable efforts to resolve the matters reflected in any Notice of Objection, and the Preliminary Settlement Statement shall be revised to reflect any such resolution. Such resolutions shall be final and binding. If all such disagreements are so resolved, the revised Preliminary Settlement Statement shall become final and binding.

       4.4 Mediation and Arbitration. In the event the parties shall be unable to resolve any matter set forth in a Notice of Objection pursuant to Section 4.3, such disagreement or disagreements shall be first referred for resolution to the Vice President Acquisitions and Financial Planning of McCormick and the Chief Financial Officer of Buyer's United Specialty Food Ingredients division and the Preliminary Settlement Statement shall be revised to reflect any such resolutions. Such resolutions shall be final and binding. In the event that such officers shall be unable to resolve any disagreement within ten (10) days after such referral, such disagreement or disagreements shall be referred for resolution to the Chief Financial Officer of McCormick and the President of Buyer's United Specialty Food Ingredients division and the Preliminary Settlement Statement shall be revised to reflect such resolutions and such resolutions shall be final and binding. If such officers shall be unable to resolve any disagreement within ten (10) days after such referral, such disagreement or disagreements shall be promptly referred for resolution to a three-member panel (the "Arbitrators") consisting of one member selected by McCormick, one member selected by Buyer and the third member selected by the other two members. The Arbitrators shall be requested to furnish written notice to Seller and Buyer of its resolution of any such disagreements referred as soon as practicable and such resolution shall be incorporated into the Preliminary Settlement Statement and such revised settlement statement shall be final and binding upon the parties. All fees, costs and expenses of the Arbitrators shall be split equally between Buyer and Seller.

       4.5 Cooperation. During and with respect to the preparation of the Preliminary Settlement Statement and revisions thereto, and the reviews and resolution provisions set forth herein, Seller and Buyer shall (i) fully cooperate with all reasonable requests of Seller and Buyer, as the case may be; and
(ii) upon receiving a reasonable request, make available to Seller and Buyer all work papers, supporting schedules, documents, systems and other information (including access to all appropriate knowledgeable personnel).

       4.6 Settlement Date. For purposes of this Agreement, the "Settlement Statement" shall mean the Preliminary Settlement Statement revised to reflect all resolutions determined pursuant to Sections 4.2, 4.3 and 4.4, and "Net Working Capital" shall mean the sum of the value of the Inventory and Receivables (as reflected in the Settlement Statement) less the amount of the Payables (as reflected in the Settlement Statement). Within five (5) days following completion of the Settlement Statement (the "Settlement Date"), Buyer shall remit to Seller, in immediately available funds, the amount, if any, by which the Purchase Price exceeds the sum of the Preliminary Payment plus the Deferred Amount (plus interest on such excess from the Closing Date at the Prevailing
Rate), or, in the event the sum of the Preliminary Payment plus the Deferred Amount exceeds the Purchase Price, Seller and/or McCormick shall remit to Buyer, in immediately available funds, the amount of such excess (plus interest on such excess from the Closing Date at the Prevailing Rate).

       4.7 Prevailing Rate. For purposes of this Agreement, the "Prevailing Rate" shall mean six (6) percent (6%) per annum.

       4.8 Repurchase of Receivables. Any Receivables that remain uncollected one hundred twenty (120) days from the date hereof shall be immediately repurchased by Seller and/or McCormick at the uncollected amount thereof at the time of repurchase, provided, however, that an uncollected receivable classified as "miscellaneous receivables" shall be repurchased one hundred twenty
(120) days after its respective due date.

       5.     Ancillary Agreements.

       5.1 Supply Agreement. At Closing, Buyer and McCormick shall execute a supply agreement in the form attached hereto as
Exhibit 5.1 (the "Supply Agreement").

       5.2 Trademark Agreement. At Closing, Buyer and McCormick shall execute the Trademark Agreement in the form attached hereto as Exhibit 5.2 (the "Trademark Agreement").

       6. Closing. Subject to the terms and conditions contained herein, the transfer of the Assets by Seller to Buyer (the "Closing") will take place on August 28, 1996 (the "Closing Date") at the offices of Baker & McKenzie, Two Embarcadero Center, Twenty-Fourth Floor, San Francisco, California, or at such other time and place as may be mutually acceptable to the parties hereto. Title to and risk of loss to the Assets shall pass to Buyer at the time of Closing and all representations and warranties set forth in Sections 8 and 9 of the Agreement that are made as of the Closing or as of the Closing Date shall be deemed to be made as of the time of Closing. Except as set forth in the immediately preceding sentence, the Closing shall be effective as of 12:00 midnight on the Closing Date.

       6.1 Buyer's Obligation at Closing. At Closing, Buyer shall:

              6.1.1 Payment. Pay to Seller, by wire transfer, the Preliminary Payment, less the Severance Credit.

              6.1.2  Resolutions.  Deliver a copy of the
resolutions of Buyer's Board of Directors authorizing the transactions contemplated by this Agreement, certified by the Secretary or any Assistant Secretary of Buyer.

              6.1.3 Assignment and Assumption Agreement. Execute and deliver an assignment and assumption agreement in the form attached hereto as Exhibit 6.1.3 (the "Assignment and Assumption
Agreement").

              6.1.4 Legal Opinion. Deliver the legal opinion of McGrath, North, Mullin & Kratz, P.C., counsel for the Buyer, in a form mutually acceptable to counsel to both parties.

              6.1.5  Supply Agreement.  Execute and deliver to
McCormick the Supply Agreement.

              6.1.6  Trademark Agreement.  Execute and deliver to
McCormick the Trademark Agreement.

              6.1.7  Deferred Purchase Price Promissory Note.
Execute and deliver to Seller the Deferred Purchase Price
Promissory Note.

       6.2 Seller's Obligations at Closing. At Closing, Seller shall:

              6.2.1 Warranty Deed. Execute and deliver deeds to the Real Estate in the forms attached hereto as Exhibit 6.2.1 (the "Deeds").

              6.2.2 Bill of Sale. Execute and deliver to Buyer a general assignment and bill of sale in the form attached hereto as
Exhibit 6.2.2 (the "Bill of Sale"). Simultaneously with such delivery, Seller shall take all such steps as may be reasonably necessary to put Buyer in actual possession and control of the Assets.


              6.2.3 Assignment and Assumption Agreement. Execute and deliver to Buyer the Assignment and Assumption Agreement.

              6.2.4 Trademark Assignment. Execute and deliver to Buyer trademark assignments in the forms attached hereto as Exhibit
6.2.4 (the "Trademark Assignments").

              6.2.5 Other Instruments of Conveyance. Execute and deliver such other assignments, bills of sale, endorsements, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and as shall be effective to vest in Buyer good and marketable title to all of the Assets. Seller further agrees that it will at any time, and from time to time after the Closing Date, upon the reasonable request of Buyer and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, bills of sale, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in conformity with this Agreement for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets sold, conveyed, assigned, transferred and delivered at the Closing to Buyer as provided herein.

              6.2.6  Resolutions.  Deliver a copy of the
resolutions of the Board of Directors of McCormick and Gilroy authorizing the transactions contemplated by this Agreement, certified by the Secretary or any Assistant Secretary of each.

              6.2.7 Legal Opinion. Deliver the legal opinion of Piper & Marbury, L.L.P., counsel for Seller and McCormick, in a form mutually acceptable to counsel to both parties.

       6.3    McCormick's Obligation at Closing.  At Closing,
McCormick shall:

              6.3.1  Supply Agreement.  Execute and deliver to
Buyer the Supply Agreement.

              6.3.2  Trademark Agreement.  Execute and deliver to
Buyer the Trademark Agreement.

        6.4 Change of Corporate Name. At or immediately following the Closing, Seller shall cause to be filed with the Secretary of State of California, an Amendment to its Articles of Incorporation which shall change its corporate name to some other name which bears no resemblance to its present name and does not use the name "Gilroy" alone or in conjunction with any other name or words. Except as set forth in the Trademark Agreement, neither Seller nor McCormick shall use, or allow any entity under its control to use any name which bears any resemblance to "Gilroy".

       6.5 Ancillary Documents. For purposes of this Agreement, the term "Ancillary Documents" shall mean the Trademark Agreement, the Assignment and Assumption Agreement, the Deferred Purchase
Price Promissory Note, the Bill of Sale, the Deeds and the
Trademark Assignments.

       7. Employee Matters. Notwithstanding anything herein to the contrary, the parties agree as follows:

       7.1 Buyer Offers. At, or immediately prior to, Closing, Buyer shall offer to employ all of the employees of Seller who, on the Closing Date, are actively employed at each of the Business Locations, other than those employees listed on Exhibit 7.1 and those employees who are on temporary sick leave or short-term disability. Such offers of employment will be effective following the Closing and will be on terms and conditions established by Buyer in its sole discretion. Any employee of Seller employed at a Business Location who is not listed on Exhibit 7.1 that, on the Closing Date, is on temporary sick leave or short-term disability will be offered employment by Buyer only upon return to active employment with Seller and Seller shall continue to remain responsible for, and shall provide sick leave or short-term disability benefits to, such employees entitled thereto during the period of sick leave or short-term disability. Employees accepting such offers of employment are herein called "Hired Employees" and all other employees, whether offered employment or not, shall be called "Nonhired Employees."

       7.2 Retirement and Pension Plans. Seller shall remain responsible for all retirement and pension plans maintained by Seller for any of its employees, whether or not hired by Buyer.

       7.3 Medical Insurance. Buyer shall not be responsible (and Seller shall be responsible) for any covered health and accident claims and expenses with respect to occurrences prior to the time that a Hired Employee commences employment with Buyer.

       7.4 COBRA. Seller will be responsible for satisfying obligations under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") ("COBRA"), to provide continuation coverage to, or with respect to, any Hired Employee in accordance with law with respect to any "qualifying event" occurring on or before the Closing Date or resulting from the transactions contemplated herein. Buyer shall be responsible for satisfying obligations under COBRA to provide continuation coverage to, or with respect to, any Hired Employee in accordance with law with respect to any "qualifying event"occurring after the Closing Date.

        7.5 Severance. Seller shall be responsible for any severance or similar obligations payable to any Hired Employee or Nonhired Employee, including, without limitation, obligations under the Workers' Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), resulting from events occurring on or prior to the Closing Date, or resulting from the consummation of the transaction contemplated herein (except as set forth in Section 3.5), other than resulting from ConAgra's failure to comply with
Section 7.1.

       7.6 Retained Employees. Buyer shall have no obligation or liability with respect to any Nonhired Employee and Seller shall be responsible for any and all liabilities and obligations with respect to Nonhired Employees.

       7.7 Vacation. The parties acknowledge and agree that the Settlement Statement will include an accrual for accrued and unused vacation for the Hired Employees. Buyer shall assume such accrued vacation liability (to the extent of such accrual) and shall provide such vacation benefits to such employees.

       7.8 Disability. Any employee that, on the Closing Date, is on temporary sick leave, short-term disability or long-term disability shall remain the responsibility of Seller.

       8.     Representations and Warranties of Seller and
McCormick. Seller and McCormick hereby, jointly and severally, represent and warrant to and with Buyer as follows:

       8.1 Organization, Good Standing and Corporate Power. Seller and McCormick are corporations duly organized, validly existing and in good standing under the laws of the States of California and Maryland, respectively, and each has the corporate power to own, operate and lease its properties and carry on its business as now being conducted and to enter into this Agreement, the Supply Agreement and the Ancillary Documents to which it is a party. Seller and McCormick are each qualified to do business in all jurisdictions in which the failure to qualify would have a material adverse effect on the Business.

       8.2 Corporate Authorization; Binding Effect. The execution, delivery and performance of this Agreement, the Supply Agreement and the Ancillary Documents by Seller and McCormick, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate and shareholder action on the part of Seller and McCormick and constitute the legal, valid and binding obligations of Seller and McCormick, as applicable, each enforceable in accordance with its respective terms.

       8.3 No Conflict with Other Instruments or Agreements. Except as set forth in Section 8.3 of the Disclosure Schedule dated of even date herewith and delivered as a separate document, the contents of which are incorporated herein (the "Disclosure Schedule"), the execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of this Agreement, the Supply Agreement and the Ancillary Documents by Seller and McCormick, as applicable, will not result in the breach of, or conflict with, any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to, any corporate charter, by-law, commitment, contract or other agreement or instrument to which Seller or McCormick is a party or by which Seller or McCormick or any of its assets or property is or may be bound.

       8.4 No Government Authorization Required. Other than compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), and except as set forth in Section
8.4 of the Disclosure Schedule, no consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required for the consummation by Seller or McCormick of the transactions contemplated by this Agreement, the Supply Agreement or the Ancillary Documents.

       8.5    Effect of Agreement.  Except as set forth in Section
8.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller, and the execution, delivery and performance of this Agreement, the Supply Agreement and the Ancillary Documents by McCormick and Seller, as applicable, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Seller or McCormick is subject; (b) violate any judgment, order, writ or decree of any court applicable to Seller or McCormick; or (c) have any effect on any of the permits, licenses, orders or approvals held or utilized by Seller with respect to the Business (other than those that are not, by their terms, assignable).

       8.6 Financial Statements. Seller has heretofore delivered to Buyer copies of Gilroy's balance sheets for its fiscal years ended November 30, 1995 and 1994 and 1993, and the related statements of income for the years then ended (such financial statements are herein collectively called the "Financial Statements"), together with the interim balance sheets and statements of income for the interim period ended February 29, 1996 (such financial statements are herein called the "Interim Financial Statements"). Except as set forth in Section 8.6 of the Disclosure Schedule, the Financial Statements and the Interim Financial Statements present fairly the financial position and results of operation of the Business as of the periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with prior years ("GAAP"), provided that the Interim Financial Statements are subject to normal year-end adjustments, none of which would be material. Except as set forth in Section 8.6 of the Disclosure Schedule and except for the sale of assets disclosed in Section 8.9 of the Disclosure Schedule, neither the Financial Statements nor the Interim Financial Statements contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business other than items included in "other income" in the Financial Statements or Interim Financial Statements. All books and records of Seller relating to the Business have been maintained and prepared in conformity with GAAP.

       8.7 Undisclosed Liabilities. Except for the litigation disclosed in Section 8.17 of the Disclosure Schedule, the Seller does not have any material (individually or in the aggregate) liability or obligation (whether secured or unsecured and whether accrued, absolute, direct, indirect, contingent or otherwise) with respect to the Business, except for (i) liabilities set forth on the face of the Interim Financial Statements and (ii) liabilities which have arisen after the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

       8.8 Title to Assets, Absence of Liens, Condition of Assets. Except for the matters disclosed in Section 8.8 of the Disclosure Schedule (the "Permitted Encumbrances"), Seller has good and marketable title to all of the Assets, free and clear of all pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust (collectively, the "Liens"), and the instruments of conveyance, and other endorsements and instruments of transfer and assignment contemplated by this Agreement are sufficient to transfer good and marketable fee simple (in the case of Real Estate) title to the Assets to Buyer, free and clear of all Liens, except for Permitted Encumbrances. To the knowledge of Seller and McCormick, the Assets have, in all material respects, been maintained in accordance with good manufacturing practice.
Except as disclosed in Section 8.8 of the Disclosure Schedule, Seller and McCormick do not know of any material latent defects in the Assets. Except as otherwise provided in this Agreement, Seller makes no representation or warranty with respect to the condition of the Assets, including any warranty with respect to implied warranty of merchantability or fitness for a particular purpose.

       8.9 Assets. Except as set forth in Section 8.9 of the Disclosure Schedule, the Assets and the Excluded Assets constitute all of the assets, properties, licenses and other agreements which are presently being used or are related to the Business as presently conducted; after the transfer of the Assets to Buyer, Buyer will have all assets, properties, licenses (other than those licenses, permits, orders, contracts or agreements that are not assignable) and agreements necessary to conduct the Business in the same manner as such business and operations have been conducted prior to the Closing Date. Except as set forth in Section 8.9 of the Disclosure Schedule, during the past twelve months, Seller has not sold, assigned, moved or disposed of any assets used in the Business outside the ordinary course of business.

        8.10 Inventory, Packaging and Supplies. Except as set forth in Section 8.10 of the Disclosure Schedule: (i) the items of Inventory sold hereunder consist of items suitable and merchantable for filling orders in the ordinary course of business and at normal prices, (ii) such Inventory has been manufactured, mixed, packaged and labeled in accordance with all governmental laws and regulations, whether federal, state or local, including all environmental laws and regulations, (iii) the Inventory includes a sufficient quantity of each type of such Inventory in order to meet the normal requirements of the Business (considering the Business' normal inventory cycle and customary methods of meeting its normal requirements), but does not include obsolete or out of date items, damaged items, or quantities in excess of quantities that can be sold for a normal margin within a reasonable inventory cycle, (iv) the items of packaging supplies, office, warehouse, processing, operating and storage supplies, spare parts, fuel, tools, maintenance equipment and similar property sold to Buyer hereunder are suitable for use in the ordinary course of business, (v) the Perpetual Inventory System accurately reflects the actual quantity of each type of Inventory sold hereunder, and
(vi) the Perpetual Inventory System has been maintained by Seller in accordance with and consistent with Seller's past practices as reflected in the Financial Statements and the Interim Financial Statements.

       8.11 Licenses, Permits and Orders. Section 8.11 of the Disclosure Schedule contains a true, complete and correct list of all material qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal state, or local, owned, held or utilized by Seller in connection with the Business. Except as set forth in Section 8.11 of the Disclosure Schedule, Seller holds all material qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders and other permits necessary to own, operate and lease its properties and carry on the Business as now being conducted. Seller will reasonably cooperate with Buyer with respect to Buyer's acquisition of all such qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders or other permits which by their terms or otherwise are transferrable to Buyer.

       8.12   Real Property.

               8.12.1 Section 8.12.1 of the Disclosure Schedule lists all real property owned by Seller and used in the Business.
Except as set forth in Section 8.12.1 of the Disclosure Schedule, with respect to each such parcel of Real Estate:

              (i) Except as set forth in Section 8.17 of the Disclosure Schedule, there are no pending or, to the knowledge of Seller, threatened condemnation proceedings, lawsuits, or similar administrative proceedings relating to the property, or the current use or occupancy thereof;

              (ii) Seller has not received notice from any governmental authority of, and, except as may otherwise be shown on the surveys and described in the title reports obtained by Buyer in connection with the transaction contemplated hereby, Seller does not otherwise have knowledge of, any violation of applicable setback requirements, zoning laws, or other applicable building or use law, ordinance or restriction. To Seller's knowledge, and, except as may otherwise be shown on the surveys and described in the title reports obtained by Buyer in connection with the transaction contemplated hereby, (A) the buildings and improvements do not encroach on any easement which burdens the land; (B) the land does not serve any adjoining property for any purpose which materially and adversely affects the use of the land in the conduct of the Business as currently conducted by Seller; and (C) the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

              (iii) Except as set forth in Section 1.7 of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

              (iv) Except as set forth in Section 1.7 of the Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

8.12.2 Section 8.12.2 of the Disclosure Schedule lists all real property leased or subleased to Seller in connection with the Business. Seller has delivered to the Buyer correct and complete copies of the leases and subleases (as amended) listed in Section
8.12.2 of the Disclosure Schedule. With respect to each lease and sublease:

              (i) the lease or sublease is the legal, valid and binding obligation of Seller and, to Seller's knowledge, the other parties thereto, and is in full force and effect;

              (ii)   subject to the receipt of all required
consents and approvals to the assignment by Seller to Buyer contemplated hereby by the landlord or lessor thereunder, to Seller's knowledge, the lease or sublease will continue to be legal, valid and binding and in full force and effect following the consummation of the transactions contemplated hereby, on the conditions set forth therein, provided Buyer continues to abide by all the terms of such lease or sublease;

              (iii) to the knowledge of Seller and McCormick, no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

              (iv) to the knowledge of Seller and McCormick, no party to the lease or sublease has repudiated any material provision thereof; and

              (v)    there are no material disputes, oral
agreements, or forbearance programs in effect as to the lease or sublease.

       8.13 Corporate Services. Section 8.13 of the Disclosure Schedule describes all corporate and intercompany services provided by McCormick, or any division or subsidiary of McCormick (other than Seller), to the Business and all material intercompany transactions between the Business and McCormick, or between the Business and any division or subsidiary of McCormick (other than Seller).

       8.14 Insurance. McCormick has provided to Buyer a list and description of all policies of liability, theft, fidelity, life, fire and other forms of insurance presently held or within the past three (3) years held by or for the benefit of McCormick or Seller with respect to the Business, specifying the insurer, amount of coverage, type of insurance and policy number. McCormick has previously provided to Buyer a description of all pending claims thereunder relating to the Business of which McCormick or Seller has notice and a summary of material claims made under such policies of insurance during the past three (3) years. Except as reflected in Section 8.14 of the Disclosure Schedule, neither McCormick nor Seller has, with respect to the Business, during the past three (3) years, been denied or had revoked or rescinded by a carrier any policy of insurance. There are no outstanding requirements or recommendations by any insurance company that wrote any such policy or by any Board of Fire Underwriters or similar body exercising similar functions or by any governmental authority which requires or recommends changes in the conduct of the Business, or repairs or other work to be done or with respect to any of the properties, assets or operations of the Business or requiring any equipment or facilities to be installed on or in connection with any of the properties or assets of the Business.

       8.15   Contracts and Other Data.  Section 8.15 of the
Disclosure Schedule sets forth, as of the date of this Agreement, a listing of the following, true and correct copies of which have been furnished to Buyer:

              8.15.1  All of the following contracts and
commitments, whether written or oral, to which Seller is a party with respect to the Business (other than those relating to assets excluded from the transactions contemplated herein pursuant to
Section 2 hereof), or to which any of the Assets are subject or bound:

              (i) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $100,000 per annum;

              (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $100,000;

              (iii) any agreement concerning a partnership, joint venture or other profit sharing arrangement;

              (iv) any agreement pursuant to which a Lien is created with respect to any Asset;

              (v)    any material agreement concerning
confidentiality or noncompetition;

              (vi)   any collective bargaining agreement;

              (vii) any agreement under which it has advanced or loaned funds or other property to any employees of the Business;

              (viii) any requirements, "take or pay" or similar agreement relating to the Business;

              (ix) any agreement or arrangement establishing, creating or relating to any rebate, promotion, advertising coupon or other allowance;

              (x)    any brokerage or distributor agreements
relating to the Business;

              (xi)   any power of attorney or agency agreement;

              (xii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Business.

              8.15.2 All employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans, employee stock ownership plans, retirement plans, "golden parachutes", thrift plans, severance plans, employee profit sharing plans, savings plans, group life insurance, hospitalization insurance, or other plans or arrangements, whether written or oral, providing for benefits for employees of Seller employed in connection with the Business;

              8.15.3 A true, correct and complete list of the names and current annual compensation (including wages, salaries, bonuses and benefits under pension, profit sharing, deferred compensation and similar plans or programs) of all current management employees used in the Business.


       8.16   Compliance With Agreements.  Except as set forth in
Section 8.16 of the Disclosure Schedule, neither Seller nor, to Seller's knowledge, any other person, firm, corporation or entity is in material breach of, or in material default under, any material agreement, contract or commitment relating to the Business. To the knowledge of Seller, no state of facts exists or event has occurred, is pending or is threatened or contemplated, which, after the giving of notice, the lapse of time or otherwise, is reasonably likely to constitute or result in a material breach or a material default by Seller or any other person, firm, corporation or entity, of any material agreement or commitment. Except as set forth in Section 8.16 of the Disclosure Schedule, all such contracts and agreements that are assigned pursuant to this Agreement are, and after consummation of the transactions contemplated herein will be, legal, valid and binding obligations of Buyer, and, to Seller's knowledge the other respective parties thereto.

       8.17 Litigation. Section 8.17 of the Disclosure Schedule contains a true, complete and correct list and caption of each pending lawsuit, claim, administrative proceeding, arbitration, labor dispute or governmental investigation or inspection to which Seller is a party or which involve or affect the operations or assets of the Business. Except as set forth in Section 8.17 of the Disclosure Schedule, to the knowledge of Seller, there are no material (individually or in the aggregate) claims, legal actions or investigations threatened or contemplated against Seller relating to the Business. Section 8.17 of the Disclosure Schedule further describes all material (individually or in the aggregate) product liability claims received by Seller during the past three
(3) years in connection with the Business.  Except as set forth in
Section 8.17 of the Disclosure Schedule, there are no orders, decrees, judgments or agreements with any court or governmental authority to which Seller is a party and that relate to the Business or by which the Assets are bound.

       8.18 Labor Matters. Except as set forth in Section 8.15.1 of the Disclosure Schedule, Seller is not a party to any collective bargaining agreements with respect to the Business. Except as set forth in Section 8.18 of the Disclosure Schedule, to the knowledge of Seller, there are no organizational efforts pending or threatened by any labor union with respect to employees of the Business. There are no material controversies pending or, to the knowledge of Seller, threatened between Seller and any of its employees employed in connection with the Business, other than as may result from the transactions contemplated herein. To the knowledge of Seller and McCormick, Seller has not, with respect to the Business, committed, or engaged in, any material (individually or in the aggregate) unfair labor practices as defined in 29 U.S.C.
Section 158(a).

       8.19   Transactions with Management.  Except as disclosed in
Section 8.19 of the Disclosure Schedule, to Seller's knowledge, no director, officer or employee of Seller directly or indirectly, (i) owns any shares of stock or other securities of, or has any other direct or indirect interest in, any firm, corporation, partnership or other entity or business which has a material business relationship (as creditor, lessor, lessee, supplier, dealer, distributor, franchisee, licensee, customer or otherwise) with the Business, other than the ownership of securities of publicly traded corporations; (ii) owns, or has any interest in any process, invention, know-how, formula, trade secret, trade marks, trade names, service marks, service names, brand marks, brand names, labels or registrations or licenses thereof or applications therefor or other right, property or asset which is used in or which is required in the ownership or operation by Seller of the Business; or (iii) has any other material contractual relationship with the Business (other than contractual employment relationships).

       8.20 Relationship With Suppliers and Customers. Except as set forth in Section 8.20 of the Disclosure Schedule, to the knowledge of Seller, the relationship of Seller with the material suppliers and customers of the Business is satisfactory and Seller has not received notice of any intention to terminate or materially modify any of such relationships. To the knowledge of Seller, the transactions contemplated herein will not adversely affect the ongoing relationship of the Business with any material customer or supplier.

       8.21   Intellectual Property.

              8.21.1 Section 8.21.1 of the Disclosure Schedule contains a true, complete and correct list of: (i) all patents and all pending applications for patents which the Seller owns or is using in connection which the Business ("Patents"), (ii) all trademarks, service marks, and trade names, and all registrations and pending applications relating thereto, which the Seller owns or is using in connection with the Business ("Trademarks"), and (iii) all copyright registrations and applications which the Seller owns or is using in connection with the Business ("Copyrights").

              8.21.2 Except as disclosed in Section 8.21.2 of the Disclosure Schedule, (i) Seller owns all right, title and interest (to the extent related to the Business) in and to the Trademarks, Patents and Copyrights; (ii) all of the Trademarks, Patents and Copyrights are in good standing, valid and subsisting and in full force and effect in accordance with their terms; (iii) to the knowledge of Seller and McCormick, no impediment exists to the Seller's exclusive ownership, use and validity of any of the Trademarks, Patents and Copyrights; (iv) to the knowledge of Seller and McCormick, no other person, corporation, partnership, joint venture, organization, association or entity owns any interest in or uses in any way any of the Trademarks, Patents and Copyrights;
(v) none of the Trademarks, Patents or Copyrights are involved in, or are the subject of, any pending or, to the knowledge of Seller and McCormick, threatened, infringement,interference, opposition, or similar action, suit or proceeding or has otherwise been challenged in any way; and (vi) to the knowledge of Seller and McCormick, neither the ownership or operation of the Business and the Assets by the Seller, nor the production, manufacture, marketing, sale or distribution by Seller of the Business' products, nor the marketing, sale or performance by Seller of the Business' services, nor the use of any product of the Business for the purposes for which sold, infringes upon or conflicts with any patent, trademark, trade name, service mark, copyright or other proprietary right of any other person, firm, corporation or entity.

              8.21.3 Section 8.21.3 of the Disclosure Schedule contains a list of all agreements, contracts and commitments to which Seller is a party (including, without limitation, licenses and other such agreements), whether written or oral, which affect any of the Trademarks, Patents or Copyrights. Except as disclosed in Section 8.21.3 of the Disclosure Schedule, such agreements, contracts and commitments are valid, binding and enforceable in accordance with their respective terms for the periods stated herein, and there is no existing material default or material event of default thereunder or any event which with notice and/or lapse of time would constitute a default.

              8.21.4 Except as set forth in Section 8.21.4 of the Disclosure Schedule, Seller does not use any material licensed software in the Business.

       8.22   Compliance with Laws.  Except as set forth in
Section 8.22 of the Disclosure Schedule, Seller owns and operates the Assets and the Business, and has manufactured, stored, processed and sold the Business' inventory and products, and otherwise carried on and conducted the Business in substantial compliance with all federal, foreign, state and local laws, ordinances, rules and regulations, provided, however, as set forth in Section 8.11 of the Disclosure Schedule, Seller does not hold certain permits. Section 8.22 of the Disclosure Schedule sets forth for the past three (3) years all material investigations, inspections or citations under any health, environmental, safety, labor, employment or other applicable laws or regulations and under any other federal, state or local laws or regulations and the results thereof together with a brief description of all corrective or other action taken with respect thereto. To the knowledge of Seller and McCormick, there are no material (individually or in the aggregate) pending governmental investigations, inspections or citations which relate to the Business. The Assets and all assets subject to leases described in Exhibit 1.7 are being used and occupied, and are located, constructed and operated in substantial compliance with, and conform to all applicable federal, state and local laws, rules, regulations and ordinances.

       8.23   Environmental Matters.  Except as set forth in
Section 8.23 of the Disclosure Schedule: (a) all owned and leased real property used in the Business (the "Property") is free from any and all Hazardous Materials (as defined below) that require remediation or clean-up under Environmental Laws (as defined below); (b) except as authorized by an effective permit or by applicable law, there have been no material (individually or in the aggregate) releases, discharges or emissions of any Hazardous Material, into, onto, under or from the Property; and (c) no wastes of any kind have at any time been disposed of in a material amount on, at or under the Property except in accordance with Environmental Laws. Except as set forth in Section 8.23 of the Disclosure Schedule, with respect to the Business, Seller is in compliance with all Environmental Laws, including (a)all laws, rules and regulations relating to (i) releases, discharges, emissions or disposal to air, water, land or groundwater; (ii) the use, manufacture, importing,generation, treatment, handling or disposal of Hazardous Material; and (iii) the exposure of persons to toxic, hazardous, harmful or other controlled, prohibited or regulated substances; and (b) all judicial and administrative orders, injunctions, judgments, declarations, directives, notices or demands with respect to the foregoing matters. There is no pending or, to the knowledge of Seller and McCormick, threatened, lawsuit, claim, action, or proceeding by any governmental entity or third party arising under Environmental Laws in respect to the Property or the Assets, nor to Seller's knowledge does any valid basis for such a lawsuit, claim, action, or proceeding exist. For purposes of this Section 8.23, "Environmental Law" shall mean any law, regulation, ordinance, order, permit, license, common law, or other requirement pertaining to protection of the environment, health or safety of persons, waste management, or Hazardous Material Activity (as defined below), in effect on or before the Closing Date, and includes, without limitation, CERCLA, as amended (42 U.S.C. 9601 et seq.); Solid Waste Disposal Act, as amended (42 U.S.C. 1251 et seq.); Federal Water Pollution Control Act, as amended (33 U.S.C. 7401 et seq.); Toxic Substances Control Act of 1976 (15 U.S.C. 2601 et seq.); OSHA as amended (29 U.S.C. 651 et seq.); Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 1101 et seq.); and any similar or implementing law, and all rules and regulations promulgated thereunder. The term "Hazardous Material" shall mean any substance, material or waste
(whether solid, liquid or otherwise), including, without limitation, asbestos (to the extent regulated by any applicable Environmental Law), petroleum (including crude oil or any fraction thereof) and urea formaldehyde, which is defined, prohibited, controlled or regulated by any Environmental Law. "Hazardous Material Activity" shall mean any and all activity, event or occurrence involving a Hazardous Material, including, without limitation, the use, generation, storage or disposal (as those terms are defined in any Environmental Law) of any Hazardous Material.

       8.24 Conduct of Business Since February 29, 1996. Except as set forth in Section 8.24 of the Disclosure Schedule, since February 29, 1996:

              (i) The business and affairs of the Business have been conducted and carried on only in the ordinary course consistent with its past practices.

              (ii) Except for personal property purchased, sold or leased in the ordinary course of business consistent with its past practices, Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets used in the Business, other than increases or changes in the ordinary course of business.

              (iii) There has been no increase or other change made in the rate or nature of the compensation, including wages, salaries, bonuses and benefits under employee benefit plans which has been paid, or will be paid or payable, by Seller to any employee used in the Business, other than in the ordinary course of business.

              (iv) Seller has not sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, earthquake, accident or other calamity which has materially interfered or materially affected the Assets or the Business.

              (v) Except as set forth in Section 8.20 of the Disclosure Schedule, there has been no material adverse change in or with respect to the financial condition, operations, management, rights, properties, assets, liabilities or results of operations of the Business, or its relationship with its employees, creditors, suppliers or others having business relationships with the Business and, to the knowledge of Seller and McCormick, no state of facts exists which may reasonably be expected to give rise to any such changes.

              (vi)   Seller has not, in connection with the
Business, entered into any transaction, contract or commitment which, by reason of its size, nature or otherwise is not in the ordinary course of business.

              (vii)  Seller has not, in connection with
the Business, incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business consistent with past practices.

              (viii) Seller has not changed its method of accounting for, or valuing, Inventory, Receivables or Payables.

       8.25 Brokers and Finders. Neither McCormick nor Seller has employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

       8.26 Disclosure and Reliance. None of the information, documents, certificates or instruments furnished or to be furnished by McCormick or Seller or any of their respective representatives to Buyer or any of its representatives in this Agreement or in the attachments, exhibits or schedules thereto, are false or misleading in any material respect or contain any material misstatement of fact or omit to state any material facts required to be stated to make the statements therein not misleading. The representations and warranties made herein are made by Seller and McCormick with the knowledge and expectation that Buyer is placing reliance thereon.

       8.27 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 8 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

        9.     Representations and Warranties of Buyer.
Buyer represents and warrants to Seller and McCormick as follows:

        9.1 Organization, Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own, operate and lease its properties and carry on its business as now being conducted and to enter into this Agreement, the Supply Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder.

       9.2 Authority Relative to Agreement. The execution, delivery and performance of this Agreement, the Supply Agreement and the Ancillary Documents, as applicable, by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer and this Agreement, the Supply Agreement and the Ancillary Documents, as applicable, constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

      9.3 No Government Authorization Required. Other than compliance with the HSR Act, no consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required for the consummation by Buyer of the transactions contemplated by this Agreement, the Supply Agreement or the Ancillary Documents, as applicable.

       9.4 No Conflict with Other Instruments or Agreements. The execution, delivery and performance of this Agreement, the Supply Agreement and the Ancillary Documents, as applicable, by Buyer will not result in a breach of, or conflict with, any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, any corporate charter, by-law, commitment, contract or other agreement or instrument to which Buyer is a party or by which Buyer or any of its assets or property is or may be bound.

       9.5 Effect of Agreement. The execution, delivery and performance of this Agreement, the Supply Agreement and the Ancillary Documents by Buyer, as applicable, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Buyer is subject; or (b) violate any judgment, order, writ or decree of any court applicable to Buyer.

     9.6 Brokers and Finders. Buyer has not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

     9.7 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 9 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

       10.    Covenants and Agreements.

       10.1 Conduct of Business. From the date hereof through the Closing Date, neither Seller nor McCormick shall undertake any of the actions that would violate the provisions of Section 8.24 without the prior written consent of Buyer.

       10.2 Insurance. From the date hereof through the Closing Date, McCormick and Seller shall maintain in force (including necessary renewals thereof) the insurance policies listed on any Schedule hereto, except to the extent that they may be replaced with equivalent policies appropriate to insure the assets and properties relating to the Business to the same extent as currently insured at the same or lower rates or at rates approved by Buyer.

       10.3 Preservation of Business. From the date hereof through the Closing Date, Seller shall use its reasonable efforts to preserve its business organization intact, keep available the services of its present officers, employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill.

       10.4 Litigation. Seller shall promptly notify Buyer of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against Seller or against any officer, director, employee, consultant, agent or shareholder of Seller with respect to the Business.

       10.5 Continued Effectiveness of Representations and Warranties of Seller and McCormick. From the date hereof through the Closing Date, Seller and McCormick shall conduct their respective businesses in such a manner so that the representations and warranties contained in Section 8 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall promptly be given notice of any event, condition or circumstances occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement.

       10.6 Corporate Examinations and Investigations. Prior to the Closing Date, Buyer shall be entitled, through its employees and representatives, to make such investigation of the property and plant, and such examination of the books and records of the Business as Buyer wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Seller and McCormick shall cooperate fully therein.In order that Buyer may have full opportunity to make such examination and investigation as it may wish of the affairs of the Business, Seller and McCormick shall furnish the representatives of Buyer during such period with all such information concerning the affairs of the Business as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Buyer of all material facts affecting the financial condition and operations of the Business.

     10.7 Closing. The parties shall use their best efforts to satisfy their respective conditions to Closing.

       10.8 Brady Power Partners. Seller and McCormick shall not take any material action with respect to the Gilroy Foods, Inc. v. Brady Power Partners, et. al, litigation ("Brady Litigation") without first consulting with Buyer. In addition, Seller and McCormick shall not settle, compromise, dismiss or offer to settle, compromise or dismiss, the Brady Litigation without Buyer's prior consent (unless Buyer elects not to assume control of the Brady Litigation). Following Closing, Buyer may, at its option and by notice in writing to Seller within twenty (20) days following Closing, assume control, on Seller's behalf, of the prosecution of the Brady Litigation (and defense of any counter-claim with respect thereto), including the right to control and direct any settlement, compromise or dismissal thereof, or may, by notice in writing to Seller within twenty (20) days following Closing, require Seller to assign to Buyer its interest and position in the Brady Litigation, provided, however, Buyer shall not settle any claim that will result in the payment by Gilroy or McCormick of any monetary damages with respect thereto without the prior written consent of McCormick, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, (i) Seller and McCormick shall pay all costs associated with the Brady Litigation incurred on or prior to the Closing Date (except to the extent included in the Payables) and (ii) Seller and McCormick shall indemnify and hold Buyer harmless from and against any and all monetary damages determined to be owed by Seller in the Brady Litigation.Buyer shall be entitled to any recoveries resulting from the Brady Litigation.

       11. Conditions Precedent to the Obligation of Buyer to Close. The obligation of Buyer to complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

       11.1 Representations and Covenants. The representations and warranties of Seller and McCormick contained in this Agreement shall be true in all material respects on and as of the Closing
Date with the same force and   effect as though made on and as of
the Closing Date, other than representations and warranties made with reference to a specified date which shall be true on and as of such specified date. Seller and McCormick shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller and McCormick on or prior to the Closing Date (including, without limitation, the obligations under Sections 6.2 and 6.3).Seller and McCormick shall have delivered to Buyer a certificate, dated the Closing Date and signed by Seller and McCormick, to the foregoing effect and stating that all conditions to Buyer's obligations hereunder have been satisfied.

       11.2 Governmental Permits and Approvals. Buyer shall have received all permits and approvals from the governmental agencies or regulatory bodies necessary for the operation of the Business other than those permits and approvals the absence of which will not materially adversely affect the Business or the operation thereof.

       11.3 Third Party Consents. All consents, permits and approvals from parties to those contracts and other agreements previously identified shall have been obtained.

       11.4 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby.

       11.5 Other Agreements. Seller and McCormick shall each have executed and delivered such other agreements and documents contemplated by the parties in connection with this transaction.

       11.6 Title Insurance Policy. Seller shall provide Chicago Title Insurance Company (the "Title Company") with all reasonable affidavits, indemnities and other documents required of Seller by the Title Company as a condition precedent to the Title Company issuing to Buyer at Closing marked-down commitments to issue owner's title insurance policies on ALTA Form 4-6-90 (except in Texas where an alternative form is to be used), with extended
coverage endorsement, and insuring, as of the   Closing Date, the
fee simple interest of Buyer in and to each parcel of Real Estate, subject to the Permitted Encumbrances.To the extent reasonably obtainable by Buyer, without cost to Seller, such commitments shall contain endorsements on (i) zoning (except in Texas where no endorsement is to be issued), (ii) access (except in Texas where no endorsement is to be issued), and (iii) contiguity.

       11.7 Survey. Buyer shall have received (i) complete land surveys of each parcel of Real Estate meeting ALTA/ACSM standards showing such parcels of Real Estate to be free from material
encroachments and title   defects; and (ii) such other surveyor's
certifications or details as required by the title insurance companies issuing the title insurance policies on such parcels of Real Estate in order to delete the standard survey exception from such title insurance policies and to insure title by using the survey descriptions of such parcels of Real Estate.

       11.8   Co-Gen.  The sale of the Gilroy Energy, Inc.
co-generation facility to Calpine Gilroy Cogen, L.P. ("Calpine") shall have been completed on terms and conditions, and pursuant to documents (to the extent to be executed by, or assigned to, ConAgra, or amendments of documents to be assigned to ConAgra), reasonably acceptable to Buyer.

       12. Conditions Precedent to the Obligation of Seller and McCormick to Close. The obligation of Seller and McCormick to complete the Closing is subject, at the option of Seller and McCormick, to the fulfillment of the following conditions, any one or more of which may be waived by them:

       12.1 Representations. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than representations and warranties made with reference to a specified date which shall be true on and as of such specified date.Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date (including, without limitation, the obligations under Section 6.1).Buyer shall have
delivered to Seller and   McCormick a certificate, dated the
Closing Date and signed by an officer of Buyer, to the foregoing effect and stating that all conditions to Seller's and McCormick's obligations hereunder have been satisfied.

       12.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby.

       12.3 Other Agreements. Buyer shall have executed and delivered such other agreements and documents contemplated by the parties in connection with this transaction.

       13.    Termination of Agreement.

       13.1 Termination. This Agreement may be terminated prior to the Closing as follows:

              (i) at the election of Seller or McCormick, if any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date;

            (ii) at the election of Buyer, if any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date;

            (iii) at the election of Seller or McCormick, if Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement;

            (iv) at the election of Buyer, if Seller or McCormick has breached any material representation, warranty, covenant or agreement contained in this Agreement;

            (v) at the election of Seller, McCormick or Buyer, if any legal proceeding is commenced or threatened by any governmental agency or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either Seller, McCormick or Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

            (vi) at any time on or prior to the Closing Date, by mutual written consent of Seller, McCormick and Buyer. If this Agreement so terminates, it shall become null and void and of no further force or effect, except as otherwise provided herein and provided that any such termination shall not constitute an election of remedies and Buyer, Seller or McCormick may pursue whatever legal rights or remedies they may have by reason of any breach or
default hereunder prior to such   termination.

       14.    Indemnity.

       14.1   Indemnification of Buyer by Seller and McCormick.
Seller and McCormick shall, and hereby agree to, jointly and severally, indemnify and hold Buyer harmless against and in respect of:

            14.1.1 All debts, liabilities and obligations of Seller of any nature, whether accrued, absolute, contingent, or known or unknown on the Closing Date, existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date,to the extent not assumed by Buyer hereunder;

            14.1.2 Any liability incurred by Buyer due to the waiver of compliance with the provisions of any applicable bulk sales law; 14.1.3 Any claim, action, loss, damage or cost arising by reason of (i) any governmental requirements relating to the presence, disposal or arranging for disposal (on-site or off-site), or the release or threatened release on or prior to the Closing Date, of any Hazardous Material in, on, to, under, upon or from any of the Assets, or in, on, to, under, upon or from the Property or any portion thereof upon which the Assets are, or have been, located,(ii) third-party claims arising from off-site contamination from a release or disposal on or prior to the Closing Date, or the migration of any substance released or disposed of on or prior to the Closing Date, or (iii) any violation or operation of any applicable Environmental Law which occurs on or prior to the Closing Date in, on, under, upon or from any of the Assets, or in, on, to, under, upon or from the Property or any part thereof upon which the Assets are or have been located or which otherwise apply to the activities at the Assets;

            14.1.4 Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of McCormick or Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder;

            14.1.5 Any liability, claim or obligation relating to the failure to comply with the WARN Act with respect to the termination of Seller's employees on or prior to the Closing Date or in connection with the transactions contemplated herein (other than transactions contemplated in Section 3.5), other than any such liability resulting from Buyer's failure to comply with Section 7.1 hereof;

          14.1.6 All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses directly related to the foregoing, including, without limitation, reasonable attorneys' fees and other out-of-pocket expenses.

     14.2   Indemnification of Seller and McCormick by Buyer.
Buyer shall indemnify and hold Seller and McCormick harmless against and in respect of:

            14.2.1 Any liability, loss, claim, damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller or McCormick hereunder;

            14.2.2 Any liability resulting from the failure by Buyer to pay, perform or discharge when due the Assumed Liabilities or the expenses required to be paid by Buyer pursuant to Section 24 hereof;

            14.2.3 Any liability, claim or obligation under the WARN Act resulting from Buyer's failure to comply with Section 7.1 hereof, or resulting from actions taken by Buyer after the Closing Date;
            14.2.4 Any liability, cost or expense attributable to any sales, use, gross receipts, or transfer taxes incurred in connection with the transfer of the Assets including, without limitation, taxes, interest, penalties, reasonable attorneys' fees and other out-of-pocket expenses.

            14.2.5 All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses directly related to the foregoing, including, without limitation, reasonable attorneys' fees and other out-of-pocket expenses.

       14.3 Notice of Claims. The party seeking indemnification (the "Indemnified Party") agrees to give the indemnifying party (the "Indemnifying Party") notice of any and all claims for which indemnification is or may be sought under this Section 14.Such notice shall be given within a reasonable time after the Indemnified Party obtains knowledge of such claim or facts indicating the likelihood of such claim.Failure to give such notice shall not abrogate or diminish the Indemnifying Party's obligation under this Section 14 if the Indemnifying Party has or receives knowledge of the existence of any such claim by any other
means or if such failure does not   prejudice the Indemnifying
Party's ability to defend such claim.

       14.4 Defense of Claim. In any third party litigation, administrative proceeding, negotiation or arbitration for which indemnification is sought under this Section 14, the Indemnifying Party shall have the right to select legal counsel to represent the Indemnified Party and to otherwise control such litigation, proceedings, negotiations and arbitration. If the Indemnifying Party elects to control such litigation, proceeding, negotiation or arbitration, the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense. If the Indemnifying Party shall, within a reasonable time after notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Indemnifying Party. If the Indemnifying Party chooses to defend, or if the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding) then the Indemnified Party shall make available all information and assistance as the Indemnifying Party may reasonably
request.The Indemnifying Party shall reimburse the   Indemnified
Party for any out-of-pocket costs incurred by the Indemnified Party in connection with any requested cooperation as to any indemnified matter.

       14.5 Limits on Indemnification. No claim may be made against an Indemnifying Party for indemnification with respect to breaches of the representations and warranties contained in Sections 8 or 9 hereof, unless and only to the extent that the aggregate for all amounts for which indemnity by that Indemnifying Party with respect to such Sections would otherwise be due hereunder exceeds Five Hundred Thousand Dollars ($500,000), in which event the Indemnifying Party's obligations under this Agreement shall extend to all such debts, liabilities, obligations, claims, actions, loss, damage, deficiency or costs and expenses in excess of such amount; provided, however, that such limitations shall not apply to claims made with respect to Section 8.2, the first sentence of Section 8.8 or Section 9.2. Notwithstanding anything to the contrary that may be set forth in this Agreement, the total aggregate indemnification obligation of Seller and McCormick shall not exceed One Hundred Thirty-Two Million Dollars ($132,000,000) collectively. If any event shall occur which would otherwise entitle a party to assert a claim for indemnification hereunder, no debt, liability, obligation, claim, action, loss, damage, deficiency or cost and expense shall be deemed to have been
sustained by such party to   the extent of any net tax savings
realized by such party with respect thereto.

       15. Non-Interference Agreement. Each of McCormick and Seller covenants and agrees that for a period of three (3) years following the Closing, it will not, directly or indirectly, for whatever reason, whether for its own account or for the account of any other person, firm, corporation or other organization: (i) interfere with any of the Business' or Buyer's existing or potential contracts or relationships with any officer, director or any independent contractor whether the person is employed by or associated with the Business on the Closing Date or at any time thereafter; (ii) interfere with the continuance of supplies or raw materials to Buyer (or the terms relating to such supplies), from any suppliers who have been supplying goods, materials or services to the Business at any time during the last five (5) years prior to the date of this Agreement; (iii) solicit any of the Business' or Buyer's existing contracts or relationships with (A) any independent contractor, customer, client or consultant of the Business, or (B) any person who is currently a bona fide independent contractor, customer, client or consultant of the Business; (iv) solicit the business of any party to any existing or proposed contract between the Business and such party, or (v) sell dehydrated capsicum (other than red pepper and paprika), onion (or any product competitive with, or substitutable therefor) or garlic product (or any product competitive with, or substitutable therefor) to any restaurant customer that is currently a customer of Gilroy. Notwithstanding the foregoing, Seller and McCormick shall be entitled to (i) conduct the activities set forth in clauses (a) through (k) of Section 16 hereof, so long as, in the conduct of such activities, McCormick and Seller do not solicit persons or entities that are currently customers of Gilroy in such a way that results in such customers diverting business from Buyer and so long as the conduct of such activities do not breach subpart
(v) above, (ii) fulfill customer obligations with respect to returned or defective product sold prior to the Closing Date, or
(iii) collect Receivables repurchased by Seller pursuant to Section
4.8 hereof. In addition, for a period of two (2) years following the Closing, Seller will not hire, or solicit for employment, any person employed by Buyer in connection with the Business, provided, however, Seller or McCormick may hire any such person who terminates his or her employment with Buyer other than as a result of solicitation by Seller or McCormick.

       16. Non-Competition Agreement. In order to further induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, Seller and McCormick agree that from and after the date hereof and for a period of three (3) years hereafter, neither they nor any of their controlled subsidiaries or affiliates shall, within the Trade Area (as defined below) associate in any capacity whatsoever, whether as a promoter, owner, officer, director, employee, partner, lessee, lessor, lender, agent, consultant, broker, commission salesman or otherwise, in any business engaged in the processing, manufacturing, sale or distribution of dehydrated onions (or substitutable products), capsicums, or garlic (or substitutable products) (the "Relevant Products") in or through the industrial channels; provided, however, that notwithstanding the foregoing (a) McCormick and its controlled subsidiaries and affiliates shall have the right to continue to use any such products as ingredients in other food products which McCormick or its controlled subsidiaries and affiliates manufactures and sells; (b) McCormick and its controlled subsidiaries and affiliates shall have the right to continue to develop, process, distribute and sell other forms of Relevant Products (e.g. oils, oleoresins, spray-dried, encapsulated); (c) the performance by McCormick of its obligations under the Supply Agreement shall not constitute a violation of this Agreement; (d) McCormick and its controlled subsidiaries and affiliates shall have the right to sell Relevant Products in order to perform its existing contractual obligations to supply Relevant Products to food processors until such time as such contracts or this Agreement expires, whichever occurs first; (e) foreign affiliates of McCormick which McCormick does not own more than a 50% interest in, or otherwise manage or control, may continue to distribute and sell the Relevant Products; (f) McCormick and its controlled subsidiaries and affiliates may process, sell and distribute tomato powder, tomato paste, tomato flakes, red pepper, paprika and parsley; (g) McCormick and its controlled subsidiaries and affiliates may purchase and resell outside the United States dehydrated yellow onion, (h) McCormick and its controlled subsidiaries and affiliates may purchase and resell outside the United States dehydrated onion and garlic processed by Alimentos Deshidratados del Bajio so long as such entity is owned by McCormick, (i) McCormick and its controlled subsidiaries and affiliates may purchase and resell Chinese garlic purchased from Shanghai McCormick Seasoning & Foodstuffs Company; (j) McCormick and its controlled subsidiaries and affiliates may continue to distribute in Canada, the United Kingdom and Germany products purchased from Buyer; and (k) McCormick (or its subsidiaries) may sell product to Campbell Soup that is produced by Buyer and sold under terms and conditions agreed to by McCormick and Buyer from time to time. If Seller or McCormick fails to keep and perform every covenant of Sections 15 and 16, Buyer shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Buyer may have. If any portion of Sections 15 or 16 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of Sections 15 or 16. If any court in which Buyer seeks to have the provisions of Sections 15 or 16 specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall specifically enforce
Section 15 or 16, as the case may be, for such activity, time and geographic area. The covenants on the part of Seller and McCormick under Sections 15 and 16 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seller or McCormick against Buyer or any corporation affiliated with Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of said covenants. For purposes of this Section 16, "Trade Area" shall mean the United States, Canada, United Kingdom, Germany and Japan.

       17. Covenant Not to Disclose. Each of McCormick and Seller agree that as the owner of the Business, it possesses certain data and knowledge of operations of the Business which are proprietary in nature and confidential, including, without limitation, certain trade secrets. Each of McCormick and Seller covenant and agree that it will not, at any time after the Closing, reveal, divulge or make known to any person (other than Buyer) or use for its own account or for the account of any person, firm, corporation or other organization, any confidential or proprietary manufacturing method, record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by the Business, or any other confidential or proprietary information whatsoever relating to the Business or Buyer or its affiliates, whether or not obtained with the knowledge and permission of Buyer or its affiliates. Each of McCormick and Seller further covenants and agrees that it shall not divulge any such confidential or proprietary information which it may acquire during any transition period in which it assists or consults with Buyer or its affiliates to facilitate the transfer and the continued success of the Business. Notwithstanding the foregoing, it shall not be a violation of the covenant set forth in this Section 17 for Seller or McCormick to disclose information if required to do so by court order or by applicable law, or to disclose or use information to the extent such information is in the public domain other than as a result of conduct which constitutes the breach of a confidentiality obligation to Buyer, or to the extent the information is otherwise of general applicability to Seller's or McCormick's other businesses and has been used by such business prior to the consummation of the transactions contemplated herein.

       18. Insurance Indemnity. Seller hereby agrees that it shall be responsible for all prior insurance charges of the Business relating to the period on or prior to the Closing Date, including, but not limited to, retrospective additional premiums, additional charges incurred by an audit or exposure changes or any deferral charges. Seller shall also be responsible for any insured, self-insured, or deductible amounts of loss to the conclusion of each and every loss (including any reopening claims) incurred by the Business prior to the Closing Date.

       19. Waiver of Bulk Sales Compliance. The parties hereto waive compliance with the provisions of any applicable bulk sales laws in connection with the transactions contemplated by this Agreement; provided, however, McCormick and Seller shall indemnify and hold Buyer harmless, in accordance with the provisions of
Section 14, from any liability for any amounts owing to Seller's creditors with respect to the Assets transferred to Buyer pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall estop or prevent either Buyer, Seller or McCormick from asserting, as a bar or defense to any action or proceeding brought under any applicable bulk sales law, that such law is not applicable to the transactions contemplated by this Agreement.

       20. Prorations. The parties hereto understand and agree that all utility accounts will be prorated as of the Closing Date based on average daily usage during the service month immediately preceding the Closing Date. In addition, all rent and other charges due under the leases and contracts set forth in Exhibit 1.7 hereof shall be prorated to the date hereof. All real estate and personal property taxes which are assessed for any taxable period that includes the Closing Date shall be prorated to the Closing Date, and all taxes assessed for taxable periods ending prior to the Closing Date shall be paid by Seller. The prorations set forth in this Section 20, and payments required as a result thereof, shall be completed within twenty- five (25) days after the Closing Date.
       21. Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually agree, except that nothing in this Agreement shall prevent a party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent required by law or to the extent necessary to satisfy its contractual obligations, provided that prior notice of such disclosure is given to the other party.

       22. Definition of "Knowledge". As used in this Agreement, the phrase "to the best of McCormick's knowledge" or "to the best of Seller's knowledge" and any similar phrase shall mean the actual knowledge as of the date of this Agreement of Robert G. Davey, Robert C. Singer, Robert W. Skelton, Esq., after inquiry into such matters with Michael Brem, Steve Brinkman, Walt Henning, Penny Reath and Bob Costamagna. As used in this Agreement, the phrase "to the best of Buyer's knowledge" and any similar phrase shall mean the actual knowledge as of the date of this Agreement of Buyer's corporate officers after due inquiry.

       23. Access and Retention of Records. After the Closing, each party shall provide the other parties reasonable access during regular business hours to all books and records relating to the Business (with the right to photocopy at the requesting party's expense) in connection with any and all regulatory compliance by the requesting party or investigation by any governmental authority of such party or the Business (including, without limitation, the Internal Revenue Service and the California Department of Revenue and environmental regulatory agencies) and litigation matters to which such party may be or hereafter becomes subject or in connection with satisfying such party's obligation hereunder or collecting any Receivables. After the Closing, each party shall retain all books and records relating to the Business for six (6) years. Ninety (90) days after such period, either party may dispose of or permit the disposal of any such books and records provided, however, after the expiration of such six year period, and prior to such disposal or destruction, the other party may, at its own expense, remove and retain any such records (subject to the other party's reasonable access thereto until such records are destroyed).

       24. Expenses. Each party hereto shall pay its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated herein; provided, however, that (i) Buyer shall pay any sales, use, gross receipts, and transfer taxes incurred in connection with the transfer of the Assets, and Seller and Buyer shall reasonably cooperate with each other in connection therewith, including the delivery by Buyer to Seller on a timely basis, of resale certificates, (ii) Buyer shall pay the premiums incurred with respect to the title insurance obtained pursuant to
Section 11.7 and the cost of obtaining the surveys contemplated in
Section 11.8, and (iii) Seller and Buyer shall each pay one-half (1/2) of the HSR Act filing fee.

       25. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

       25.1 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or mailed by Registered, Certified or Express mail, postage prepaid, or by reputable overnight courier as follows (and shall be deemed to have been delivered when so delivered personally or by overnight courier or, if mailed, five (5) days after mailing:

If to McCormick:              McCormick & Company, Incorporated
                              18 Loveton Circle
                              Sparks, Maryland 21152-6000
                              ATTN:  General Counsel


If to Seller:                 Gilroy Foods, Incorporated
                              18 Loveton Circle
                              Sparks, Maryland 21152-6000
                              ATTN:  President

If to Buyer:                  ConAgra, Inc.
                              United Specialty Food Ingredients
                                Division
                              2000 South Batavia Avenue
                              Room 209
                              Geneva, Illinois 60134
                              ATTN:  Chief Financial Officer

With a copy to:               ConAgra, Inc.
                              One ConAgra Drive
                              Omaha, Nebraska 68102
                              ATTN:  Vice President/Controller

        or at such other address as any party hereto shall have designated by notice in writing to the other parties hereto.

       25.2 Waivers. Any party hereto may, by written notice to the other parties hereto, (i) extend the time for performance of any of the obligations or other actions of any of the other parties under this Agreement, (ii) waive any inaccuracies in the representations and warranties of any of the other parties contained in this Agreement or in any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of any of the other parties contained in this Agreement, or (iv) waive or modify performance of any of the obligations of any of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

       25.3 Survival of Representations, Warranties, Covenants and Indemnifications. The representations, warranties, covenants, agreements and indemnifications contained in this Agreement shall survive the Closing without limitation; provided, however, that
(i) the representations and warranties contained in Sections 8 and 9 (excluding, however, the first sentence of Section 8.8, and Sections 8.22 and 8.23) (and the indemnity provisions contained in
Section 14.1.4 as related thereto) shall expire on February 28, 1998, and (ii) the representations and warranties contained in Sections 8.22 and 8.23 (and the indemnity provisions contained in Section 14.1.4 as related thereto) shall expire on August 28, 2001.It is specifically understood and agreed that the damages sustained for which indemnification is sought need not be incurred or paid by the Indemnified Party within the foregoing periods, but only that the claim with respect to which indemnification is sought be asserted and presented to the Indemnifying Party within such periods.

       25.4 Entire Agreement. This Agreement, together with the Ancillary Documents and the Supply Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

       25.5 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state.

       25.6 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     25.7 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, provided that Seller may assign its rights hereunder to McCormick or to any other wholly-owned subsidiary of McCormick.

       25.8 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

       25.9 Exhibits, Disclosure Schedule. All exhibits and schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.For purposes of this Agreement any item in the Disclosure Schedule shall be deemed disclosed only in connection with the representations or warranties to which it is specifically referred.

       25.10 Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself or through his agent prepared the same, it being agreed that representatives of both parties have participated in the preparation hereof.

       25.11 Liability. The liability of Gilroy and McCormick hereunder shall be joint and several. McCormick hereby unconditionally and irrevocably guarantees the performance by Gilroy of its obligations hereunder. McCormick's liability hereunder shall be absolute, primary and direct, and Buyer shall be entitled to enforce such guaranty against McCormick without first pursuing or exhausting remedies against Gilroy.

      25.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have each executed this Agreement on the date first above written.


McCORMICK & COMPANY,          CONAGRA, INC., a Delaware corporation
INCORPORATED, a Maryland
corporation

By: /s/Robert G. Davey____    By:/s/Michael H. Siemer___________
Its: Vice President & Chief   Its:Chief Financial Officer-USFI__
      Financial Officer

By: /s/Robert C. Singer___
Its: Vice President Acquisitions
      & Financial Planning

GILROY FOODS, INCORPORATED, a
California corporation


By: /s/Robert G. Davey________
Its: Vice President___________
I.   Exhibits to Asset Purchase Agreement

     Exhibit A      Business Locations

     Exhibit 1.1    Description of Real Estate

     Exhibit 1.7    Assumed Contracts

     Exhibit 2      Excluded Assets

     Exhibit 3.3    Deferred Purchase Price Promissory Note

     Exhibit 3.4    Allocation of Purchase Price

     Exhibit 3.5    Employees for Severance Credit

     Exhibit 4      Settlement Statement Form

     Exhibit 5.1    Form of Supply Agreement

     Exhibit 5.2    Form of Trademark Agreement

     Exhibit 6.1.3  Form of Assignment and Assumption Agreement

     Exhibit 6.2.1  Form of Real Estate Deeds

     Exhibit 6.2.2  Form of Bill of Sale

     Exhibit 6.2.4  Form of Trademark Assignments

     Exhibit 7.1    List of Terminated Employees

II.  Schedules to Asset Purchase Agreement

     Schedule 8.3   Conflicts with other Documents

     Schedule 8.4   Required Consents and Approvals

     Schedule 8.5   Conflicts with Other Documents

     Schedule 8.6   Financial Statements

     Schedule 8.8   Permitted Encumbrances

     Schedule 8.9   Assets

     Schedule 8.10  Inventory

     Schedule 8.11  Licenses, Permits and Approvals

     Schedule 8.12  Description of Real Estate












                    ASSET PURCHASE AGREEMENT


                              Among


                  Gilroy Energy Company, Inc.,


                McCormick & Company, Incorporated


                               and


                   Calpine Gilroy Cogen, L.P.







                   Dated as of August 28, 1996
                 Gilroy Cogeneration Facility



                    ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 28, 1996, by and among Gilroy Energy Company, Inc., a California corporation (the "Seller"); McCormick & Company, Incorporated, a Maryland corporation ("McCormick"), and Calpine Gilroy Cogen, L.P., a Delaware limited partnership (the"Buyer"), with reference to the following:

A. The Seller is a wholly-owned subsidiary of Gilroy Foods, Incorporated, a California corporation ("Gilroy Foods"). Gilroy
Foods is a wholly-owned subsidiary of McCormick. Consequently, McCormick is the indirect parent of the Seller.

B. Immediately prior to execution and delivery of this Agreement, Gilroy Foods sold substantially all of its assets, including the Food Processing Facility (as defined below), and assigned all of its right, title and interest in and to the Ground Lease and the Steam Agreement (as defined below), to ConAgra, Inc., a Delaware corporation ("ConAgra"), and ConAgra assumed all of Gilroy Foods' obligations under the Ground Lease and the Steam Agreement (collectively, the "ConAgra Acquisition").

C. The Seller owns the Gilroy cogeneration facility, a 120 megawatt (nominal net) gas-fired combined cycle cogeneration facility more fully described in Schedule A-1 (the"Facility") located on certain real property in the City of Gilroy, State of California, and more particularly described in Schedule A-2 hereto (the "Site").

D. The Site is leased by the Seller from ConAgra, pursuant to that certain Lease Agreement, dated June 17, 1986 by and between the Seller and Gilroy Foods, as amended by that certain Amendment No. 1 to Lease Agreement dated September 14, 1994 by and between the Seller and Gilroy Foods, and assigned by Gilroy Foods to ConAgra pursuant to the ConAgra Acquisition (collectively the "Ground Lease").

E. ConAgra owns and operates the food dehydrating plant which is adjacent to the Facility (the "Food Processing Facility") and purchases steam from the Seller for use at the Food Processing Facility pursuant to that certain Steam Purchase and Sales Contract dated January 20, 1986 by and between Gilroy Foods and the Seller, which was assigned by Gilroy Foods to ConAgra pursuant to the ConAgra Acquisition.

F. The Buyer desires to purchase, and the Seller desires to sell, all of the Seller's right,title and interest in the Facility and other related assets and properties set forth below in exchange for the Purchase Price (as defined below), all on the terms and conditions hereinafter set forth.


NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties, intending to be legally bound, hereby agree as follows:


                            ARTICLE 1
                 DEFINITIONS AND INTERPRETATION

          1.1  Defined Terms.   Capitalized terms used in this
Agreement without other definition shall have the meanings specified in this Section 1.1,unless the context requires otherwise.

          "Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by"and "under common control with," with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contractor otherwise.

          "Agent" means Banque Nationale de Paris, Los Angeles Branch, as agent for the Issuing Bank, and the other financial institutions identified as lenders (collectively, the"Lenders") in that certain Credit Agreement, dated as of even date herewith, by and among the Buyer, the Agent, the Issuing Bank and the Lenders.

          "Agreement" means this Asset Purchase Agreement, including all Exhibits,Schedules and Attachments.

          "Allocation Statement" has the meaning set forth in
Section 2.3.1.

          "Amended and Restated Lease Agreement" means that certain Amended and Restated Lease Agreement, to be executed by and between ConAgra and the Buyer, in the form attached hereto as Exhibit B.

          "Amended and Restated Natural Gas Sales Agreement" means that certain Amended and Restated Natural Gas Sales
Agreement, to be executed by and between Amoco and the Buyer, in the form attached hereto as Exhibit C.

          "Amoco" means Amoco Energy Trading Corporation, a
Delaware corporation and wholly-owned subsidiary of Amoco
Production Company, a Delaware corporation.

          "Assets" has the meaning set forth in Section 2.1.

          "Assigned Contracts" has the meaning set forth in
Section 2.1.3.

          "Assignment of Lease Agreement" means that certain Assignment of Lease Agreement to be executed by and between the Seller and the Buyer and recorded in the Santa Clara County Recorders Office, in the form of Exhibit D hereto, whereby the Seller assigns and the Buyer assumes all of the Seller's rights and obligations under the Ground Lease, as more fully set forth therein.

          "Assignment of Natural Gas Sales Agreement" means that certain Assignment of Natural Gas Sales Agreement to be executed by and between the Seller and the Buyer,in the form of Exhibit E hereto, whereby the Seller assigns and the Buyer assumes all of the Seller's rights and obligations under the Natural Gas Sales Agreement, as more fully set forth therein.

          "Assignment of Power Purchase Agreement" means that certain Assignment of Power Purchase Agreement to be executed by and between the Seller and the Buyer, in the form of Exhibit F hereto, whereby the Seller assigns and the Buyer assumes all of the Seller's rights and obligations under the Power Purchase Agreement, as more fully set forth therein.

          "Assignment of Steam Agreement" means that certain Assignment of Steam Sales Agreement to be executed by and between the Seller and the Buyer, in the form of Exhibit G hereto, whereby the Seller assigns and the Buyer assumes all of the Seller's rights and obligations under the Steam Agreement, as more fully set forth therein.

          "Assignment of Wastewater Discharge Requirements" means that certain Assignment in Part of Waste Discharge and Water Reclamation Requirements among the Seller, ConAgra and the Buyer, in the form of Exhibit H hereto, whereby the Seller and ConAgra assign and the Buyer assumes all of the Seller's and ConAgra's rights, benefits and duties under those certain Waste Discharge and Water Reclamation Requirements (as defined in the Assignment of Wastewater Discharge Requirements) to the extent that such rights, benefits and duties relate to the discharge of wastewater from the Facility.

          "Assumed Liabilities" has the meaning set forth in
Section 2.2.

          "Bechtel North American" means Bechtel North American
Power Corporation, a Nevada corporation.

          "Bill of Sale" means the Bill of Sale contemplated by
Section 3.2.2.

          "Books and Records" has the meaning set forth in
Section 2.1.5.

          "Buyer" has the meaning set forth in the preamble.

          "Calpine" means Calpine Corporation, a California corporation.

          "Closing" has the meaning set forth in Section 3.1.

          "Closing Date" has the meaning set forth in Section
3.1.

          "Closing Documents" means, collectively, this Agreement, the Quitclaim Deed,the Covenant Respecting Easement, the Amended and Restated Lease Agreement, the Assignment of Lease Agreement, the Assignment of Natural Gas Sales Agreement, the Assignment of Power Purchase Agreement, the Assignment of Steam Agreement, the Assignment of Wastewater Discharge Requirements, the Bill of Sale, the General Assignment and Assumption Agreement, the ConAgra Option Agreements, the Lessor Consent and Agreement, the Natural Gas Sales Consent and Agreement, the Noncompete Agreement, the Memorandum of Lease, the Memorandum of Option (QF Property), the Memorandum of Option (Site), the Memorandum of Wastewater Discharge Option Agreement, the Power Purchase Consent and Agreement, the Purchaser's Consent, the Steam Sales Amendment, the Steam Sales Consent and Agreement, the Shutdown Agreement, the Shutdown Consent, the Stock Purchase Letter Agreement, the Substation Operating Agreement, and all other agreements to be executed and delivered at Closing as agreed to by the parties.

          "ConAgra" has the meaning set forth in the Recitals.

          "ConAgra Acquisition" has the meaning set forth in the Recitals.

          "ConAgra Assignment Agreement" means that certain Assignment of Steam Purchase and Sale Contract, dated as of even date herewith, between Gilroy Foods and ConAgra, pursuant to which Gilroy Foods assigns to, and ConAgra assumes, all of Gilroy Foods' right, title and interest in and to, and duties, liabilities and obligations under the Steam Agreement, from and after the effective date of such assignment, as more fully set forth therein.

          "ConAgra Option Agreements" collectively means that certain (i) QF Site Option Agreement between ConAgra and the Buyer in the form of Exhibit I-1 hereto, (ii)Wastewater Discharge Option Agreement between ConAgra and the Buyer in the form of
Exhibit I-2 hereto and (iii) Facility Site Option Agreement between ConAgra and the Buyer in the form of Exhibit I-3 hereto.

          "Covenant Respecting Easement" means that certain
Covenant Respecting Easement between Gilroy Foods and Gilroy
Foods relating to the provision of an access easement, for the benefit of the QF Site.

          "CPUC" means the California Public Utilities Commission and its successors.

          "Default" means, when used with reference to any agreement without other reference, any event or circumstance that, with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default under such agreement.

          "Deposit" means the principal amount of Five Hundred Thousand Dollars ($500,000), which was paid by the Buyer to McCormick as a deposit and which amount,without interest, shall be applied in the following manner: (i) credited against the Purchase Price on the Closing Date, (ii) nonrefundable, if this Agreement is terminated by the Seller and McCormick pursuant to
Section 3.4.1 because of a Default by the Buyer, (iii)refundable, in the event this Agreement is terminated by the Buyer pursuant to Section 3.4.2 because of a default by the Seller or McCormick or by mutual consent of the parties, in which case the Deposit shall be returned to the Buyer by McCormick in immediately available funds within two (2) business days thereafter, or (iv) refundable, in the event this Agreement is terminated pursuant to
Section 3.4.3 because of a failure of a condition(absent a Default by the Buyer), in which case the Deposit shall be returned to the Buyer by McCormick in immediately available funds within two (2) business days thereafter.

          "Effective Date" means the date on which the Assignment of Lease Agreement, the ConAgra Assignment Agreement, the
Memorandum of Lease, the Memorandum of QF Site Option Agreement, the Memorandum of Facility Site Option Agreement, and the
Memorandum of Wastewater Discharge Option Agreement are recorded in the Santa Clara County Recorders Office.

          "Employee Benefit Plan" means any employee benefit plan
(within the meaning of Section 3(3) of the Employee Retirement
Income Security Act of 1974).

          "Environmental Laws" means, collectively, all
Governmental Rules which in any way relate to health, safety or the environment.

          "Escrow" has the meaning set forth in Section 3.1.

          "Escrow Holder" has the meaning set forth in Section
3.1.

          "Event of Default" means, when used with reference to any agreement without other reference, an event of default or other similar event as defined in, or pursuant to, the terms of such agreement.

          "Excluded Liabilities" has the meaning set forth in
Section 2.2.

          "Facility" has the meaning set forth in the Recitals.

          "FERC" means the Federal Energy Regulatory Commission and its successors.

          "Fixed Assets" has the meaning set forth in Section
2.1.1.

          "Food Processing Facility" has the meaning set forth in the Recitals.

          "FPA" means the Federal Power Act and the rules and regulations adopted thereunder.

          "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

          "General Assignment and Assumption Agreement" means the
General Assignment and Assumption Agreement contemplated by
Section 3.2.3.

          "Gilroy Foods" has the meaning set forth in the Recitals.

          "Governmental Approval" means any applicable authorization, approval, consent, license, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Person.

          "Governmental Person" means any federal, state, local or other government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including those pertaining to health, safety or the environment), authority,body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

          "Governmental Rule" means any applicable federal, state, local or other law,statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive,injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, but does not include Governmental Approvals.

          "Ground Lease" has the meaning set forth in the Recitals.

          "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials or wastes, including petroleum and by-products of petroleum, asbestos and substances defined as "hazardous substances", "hazardous material", or "toxic substances"in the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended, 42 U.S.C. Sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.Sections 6901 et seq., and those substances defined as "hazardous wastes" in the Hazardous Waste Control Law, California Health and Safety Code Sections 25110 et seq., or "hazardous substances" in the Hazardous Substance Account Act, California Health and Safety Code Sections 25300 et seq.; in the regulations adopted and publications promulgated pursuant to such laws, and in the hazardous materials storage and handling ordinances of the city and/or county in which the Site is located, if any; as amended.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Indemnitee" has the meaning set forth in Section 8.3.

          "Indemnitor" has the meaning set forth in Section 8.3.

          "Inventory" has the meaning set forth in Section 2.1.2.

          "Lessor Consent and Agreement" means that certain
Consent and Agreement(Real Estate Documents) to be executed by and between ConAgra and the Buyer in the form attached hereto as Exhibit J.

          "Letter of Credit" means that certain irrevocable standby letter of credit issued by Banque National de Paris for the benefit of the Seller and McCormick in the form set forth in the Noncompete Agreement.

          "Liabilities" has the meaning set forth in Section
4.11.

          "Lien" means any lien, mortgage, encumbrance, charge, pledge, lease, security interest, claim, option or right of any kind (including any conditional sale or other title retention agreement).

          "McCormick" has the meaning set forth in the preamble.

          "Memorandum of Lease" means the Memorandum of Lease
Agreement, in the form attached hereto as Exhibit K, to be executed by and between ConAgra and the Buyer and recorded in the Santa Clara County Recorders Office.

          "Memorandum of QF Site Option Agreement" means the Memorandum of QF Site Option Agreement, in the form attached hereto as Exhibit L, to be executed by and between ConAgra and the Buyer and recorded in the Santa Clara County Recorders Office.

          "Memorandum of Facility Site Option Agreement" means the
Memorandum of Facility Site Option Agreement, in the form attached hereto as Exhibit M, be executed by and between ConAgra and the Buyer and recorded in the Santa Clara County Recorders
Office.

          "Memorandum of Wastewater Discharge Option Agreement" means the Memorandum of Wastewater Discharge Option Agreement, in the form attached hereto as Exhibit M-1, be executed by and between ConAgra and the Buyer and recorded in the Santa Clara County Recorders Office.

          "Natural Gas Sales Agreement" means that certain
Natural Gas Sales Agreement, dated August 1, 1995 by and between the Seller and Amoco.

          "Natural Gas Sales Consent and Agreement" means that certain Consent and Agreement (Natural Gas Sales Agreement) to be executed by and between Amoco, the Seller and the Agent, in the form attached hereto as Exhibit N.

          "Net Trade Adjustment" means the difference (which may be a positive or negative number) obtained by subtracting the Net
Trade Estimate from the Net Trade Amount.

          "Net Trade Amount" means the trade accounts receivable plus the prepaid expenses (excluding, however, any amounts representing prepaid insurance for coverage which is canceled on the Closing Date) less trade account payables as they appear in the Seller's balance sheet prepared as of the Closing Date (it being understood that Buyer has not received such balance sheet and is relying upon the Net Trade Estimate prepared by McCormick) plus accrued maintenance items identified on Schedule B. A sample calculation of the Net Trade Amount, assuming a May 31, 1996 Closing Date, is attached hereto as Schedule B.

          "Net Trade Estimate" means an estimate of the Net Trade
Amount as of the Closing Date, also attached hereto as Schedule
B.

          "Noncompete Agreement" means that certain
Noncompetition/Earnings Contingency Agreement to be executed by and among the Seller, McCormick and the Buyer,in the form of Exhibit O hereto.

          "O&M Agreement" means that certain Gilroy Foods
Cogeneration Plant Operation and Maintenance Agreement, dated as of January 20, 1986, by and between the Seller and Bechtel North
American.

          "PG&E" means Pacific Gas and Electric Company, a
California corporation.

          "Person" means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Person or other entity, including its permitted successors and permitted assigns.

          "Post-Closing Review" has the meaning set forth in
Section 2.4.2.

          "Power Purchase Agreement" means that certain Long-Term Energy and Capacity Power Purchase Agreement among Gilroy Foods, Pacific Thermonetics, Inc. and PG&E, as executed by PG&E on December 19, 1983, as amended by a First Amendment to "Long-Term Energy and Capacity Power Purchase Agreement Between Gilroy Foods,Inc., Pacific Thermonetics, Inc. and Pacific Gas and Electric Company" dated December 19,1983, as executed by PG&E on July 18, 1985, and, as so amended, as assigned by Gilroy Foods to the Seller, as further amended by a Second Amendment to "Long-Term Energy and Capacity Power Purchase Agreement" dated December 19, 1983, as Amended July 18,1985, as executed by PG&E on June 9, 1986, as further amended by a Third Amendment to "Long-Term Energy and Capacity Power Purchase Agreement" dated December 19, 1983, as Amended July 18, 1985 and June 9, 1986, as executed by PG&E on August 18, 1988, and as further amended by a Fourth Amendment to the Long-Term Energy and Capacity Power Purchase Agreement Between Gilroy Energy Company and Pacific Gas and Electric Company, as executed by PG&E on June 6, 1991.

          "Power Purchase Consent and Agreement" means that certain Consent to Assignment and Agreement (Power Purchase
Agreement) to be executed by and between PG&E, the Buyer and the Agent, in the form attached hereto as Exhibit P.

          "Pre-closing" has the meaning set forth in Section 3.1.

          "Project Documents" has the meaning set forth in
Section 4.8.

          "Prudential" means The Prudential Life Insurance
Company of America, a New Jersey mutual insurance company.

          "PUHCA" means the Public Utility Holding Company Act of
1935 and the rules and regulations adopted thereunder.

          "Purchase Price" has the meaning set forth in Section
2.3.

          "Purchase Price Adjustment Schedule" has the meaning set forth in Section 2.4.4.

          "Purchaser's Consent" means that certain Consent and Agreement (Steam Purchase Agreement) to be executed by and between ConAgra and the Buyer in the form attached hereto as Exhibit Q.

          "PURPA" means the Public Utility Regulatory Policies
Act of 1978, and all rules and regulations adopted thereunder.

          "QF Site" means the site described in the Memorandum of QF Site Option Agreement.

          "Qualifying Facility" means a "qualifying facility" within the meaning of PURPA.

          "Quitclaim Deed" means that certain Quitclaim Deed from Seller to Gilroy Foods relating to the termination of a storm drain easement.

          "Seller" has the meaning set forth in the preamble.

          "Senior Loan Documents" means collectively, that certain Construction and Term Loan Agreement, dated as of May 15,
1986, by and between the Seller and Prudential, and all agreements, instruments or other documents relating to the loan made by Prudential to the Seller in connection with the original construction of the Facility.

          "Shutdown Agreement" means that certain Shutdown
Agreement between ConAgra and the Buyer in the form of Exhibit R hereto.

          "Shutdown Consent" means that certain Consent and Agreement (Shutdown Agreement and Assignment in Part WDR's) to be executed by and between ConAgra and the Buyer in the form attached hereto as Exhibit R-1.

          "Site" has the meaning set forth in the preamble.

          "Steam Agreement" means that certain Steam Purchase and Sale Contract,dated as of January 20, 1986, by and between the Seller and Gilroy Foods. "Steam Sales Amendment" means that certain First Amendment to Steam Purchase and Sale Contract, to be executed by and between ConAgra and the Buyer, in the form attached hereto as Exhibit S.

          "Stock Purchase Letter Agreement" means that certain
Letter Agreement Regarding Acquisition of Gilroy Foods between
McCormick and Calpine and that certain Indemnity Guaranty from Calpine.

          "Substation Operating Agreement" means that certain
Substation Operating Agreement, to be executed by and between ConAgra and Calpine, in the form attached hereto as Exhibit T.

          "Threshold" has the meaning set forth in Section 8.3.

          1.2  Interpretation.

               (a)   Reference to a given Section, Subsection,
Exhibit or Schedule is a reference to a Section, Subsection, Exhibit or Schedule of this Agreement, unless otherwise specified. The terms "hereof," "herein," "hereunder," "herewith" refer to this Agreement as a whole.

              (b) Except where otherwise expressly provided or unless the context otherwise necessarily requires: (i) reference to a given Governmental Rule is a reference to that law as amended or modified as of the date on which the reference is made, (ii) reference to a given agreement or instrument is a reference to that agreement or instrument as modified,amended, supplemented and restated through the date hereof, (iii) accounting terms have the meanings given to them by GAAP applied on a consistent basis, and (iv) "including" means"including, without limitation."


                            ARTICLE 2
     SALE AND PURCHASE OF ASSETS, LIABILITIES, AND PURCHASE
                    PRICE, MANNER OF PAYMENT


          2.1  Sale of Assets.   Upon the terms and subject to
the conditions of this Agreement, at the Closing on the Closing Date, the Seller shall sell,convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, all of the Seller's right, title and interest in, to the following (collectively, the"Assets"):

               2.1.1 Fixed Assets.   All of the equipment,
machinery, tools, supplies, computers, office equipment, fixtures and other fixed assets relating to the ownership, management, operation and maintenance of the Facility, a list of which, including identification of the location thereof, is attached hereto as Schedule 2.1.1,which assets shall be deemed to be Fixed Assets hereunder;

               2.1.2 Inventory and Spare Parts.   All of the
Seller's inventory and spare parts relating to the ownership, management, operation and maintenance of the Facility, a list of which, including identification of the location thereof, is attached hereto as Schedule 2.1.2 (hereinafter referred to collectively as the"Inventory");

               2.1.3 Agreements and Contracts.   The Seller's
right, title and interest in all agreements and contracts listed in Schedule 2.1.3,including the Power Purchase Agreement, the Steam Sales Agreement, the Natural Gas Sales Agreement and the Ground Lease (collectively, the "Assigned Contracts");

               2.1.4 Intangibles.   All of the trade names,
trademarks, service marks, copyrights, patents, patent rights, licenses, trade secrets, technical know-how, goodwill and other intangibles owned by the Seller or in which the Seller has an interest and which relate to the ownership, management, operation and maintenance of the Facility;

               2.1.5 Books and Records.   All papers, databases,
computer programs, disks, software, records, and other books, records, documents and materials in the Seller's, Bechtel North American's or Gilroy Foods' care, custody or control relating to ownership, management, operation or maintenance of the Facility (collectively, "Books and Records") (The Seller may make and retain copies of the Books and Records as it sees fit.);

               2.1.6 Governmental Approvals.   All Governmental
Approvals and other intangible assets relating to ownership, management, operation or maintenance of the Facility;

               2.1.7 Improvements and Real Estate Rights.   The
Facility and all easements, rights of way and other appurtenant rights relating to the Seller's interest in the Site or which are used to maintain and operate the Facility; and

               2.1.8 All Property Not Elsewhere Described.   All
other property of the Seller of every kind, character or description owned, used or held for use (whether or not exclusively) in connection with the ownership, management, operation or maintenance of the Facility, wherever located and whether or not similar to the other Assets set forth elsewhere in this Section 2.1.

          2.2  Liabilities.   The Buyer and the Seller hereby
acknowledge and agree that the Buyer is not assuming any of the debts, obligations or liabilities in connection with the Facility, including, all liabilities arising out of the agreements, contracts, leases, licenses, permits and other arrangements relating to the Assets prior to the Closing Date, except as expressly set forth in Schedule B. The Buyer shall assume all of the liabilities, obligations and duties of the Seller attributable to the Assets arising in respect of all periods after the Closing Date; provided, that the Buyer shall not assume any of the liabilities or obligations listed on
Schedule 2.2 attached hereto(collectively, the "Excluded Liabilities"), which Excluded Liabilities shall be retained by and remain obligations and liabilities of the Seller (together with the liabilities assumed under Schedule B, collectively, the "Assumed Liabilities").

          2.3  Purchase Price.   At the Closing, the Buyer shall
pay the Seller, in immediately available funds, for the Assets an aggregate amount of (i)$125,000,000 (the "Purchase Price") plus
(ii) the Net Trade Estimate minus (iii) the Deposit, as follows:

               2.3.1 Allocation Statement.   The Purchase Price
shall be allocated as follows:

      (i) Fixed Assets, Including Inventory       $124,900,000
               (a) Power Purchase Agreement       $ 63,400,000
               (b) Property, Plant and Equipment  $ 61,500,000
     (ii) Other Assets                            $    100,000
          TOTAL                                   $125,000,000

The allocations set forth above shall be referred to herein collectively as the "Allocation Statement."

               2.3.2 Reporting.   The Seller and the Buyer agree
to report an allocation of the Purchase Price among the Assets in the manner entirely consistent with the foregoing Allocation Statement and agree to act in accordance with such Allocation Statement and filing of all tax returns (including, filing Form 8594 with its Federal income tax return for the taxable year that includes the date of Closing) and in the course of any tax audit, tax review or tax litigation relating thereto. The Seller's federal employer identification number is 52-0408290, and the Buyer's federal employer identification number is 77-0436504.

          2.4  Purchase Price Post-Closing Adjustment.   The
Purchase Price shall be adjusted after the Closing Date in accordance with the provisions of this Section 2.4.

               2.4.1 Preparation of Net Trade Amount.   Within
forty-five (45) days after the Closing Date, the Seller shall prepare(i) the Net Trade Amount as of the Closing Date, and (ii) a schedule showing the adjustments to the Purchase Price (if any) to be made in accordance with Section 2.4.4 (the"Purchase Price Adjustment Schedule"). Such Net Trade Amount shall be prepared in accordance with GAAP, consistent with the audited financial statements as of and for the years ended November 30, 1995 and November 30, 1994, and shall present fairly the financial position of the Seller as of the Closing Date, with respect to those items included in the Net Trade Amount.

               2.4.2 Post-Closing Review.   The Buyer shall
thereafter have the right to conduct and complete a review (the "Post-Closing Review") of the Net Trade Amount as of the Closing Date and the Purchase Price Adjustment Schedule within thirty
(30) days after receipt of (i) the Net Trade Amount as of the Closing Date, (ii)the Purchase Price Adjustment Schedule, and
(iii) the financial records of the Seller's operation of the Facility through the Closing Date. The Post-Closing Review shall be conducted by the Buyer or its representatives, at the Buyer's expense, in a manner sufficient to reasonably satisfy the Buyer that the Net Trade Amount as of the Closing Date fairly presents the financial position of the Seller in conformity with GAAP, consistent with the audited financial statements as of and for the years ended November 30, 1995 and November 30, 1994, with respect to those items included in the Net Trade Amount. The Buyer shall have the right to audit the books and records of the Seller and the Seller shall permit the Buyer access to the Seller's audit work papers pertaining to the Net Trade Amount as of the Closing Date and the Purchase Price Adjustment Schedule.

               2.4.3 Access to Books and Records.   The Buyer
shall give representatives of the Seller reasonable access after the Effective Date to the Books and Records. The Buyer shall retain all Books and Records relating to periods commencing January 1, 1989 and expiring on the Closing for all periods required by law and shall not destroy any of such Books and Records without prior written notice to McCormick,who shall be afforded an opportunity to make copies thereof, at McCormick's expense, prior to their destruction; PROVIDED, HOWEVER, THAT THE BUYER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE CONTENTS OR CONDITION OF SUCH BOOKS AND RECORDS WHILE IN THE BUYER'S POSSESSION.

               2.4.4 Determination of Purchase Price Post-Closing Adjustment. The Purchase Price shall be adjusted after the completion of the Post-Closing Review to reflect the final determination of the Net Trade Amount. The Purchase Price shall be increased by the Net Trade Adjustment if such Net Trade Adjustment is a positive number, or shall be decreased by the Net Trade Adjustment if such Net Trade Adjustment is a negative number.

               2.4.5 Payment of Purchase Price Post-Closing
Adjustment. The Net Trade Adjustment, and interest accrued thereon, in favor of either the Seller or the Buyer shall be paid to the other party, by wire transfer of immediately available funds, to an account designated by the party in whose favor such Net Trade Adjustment is being made, promptly upon the determination of the Net Trade Amount and in no event later than ten (10) days after the expiration of the Post-Closing Review period. Interest on the Net Trade Adjustment shall accrue from the Closing Date until paid at the rate of the Prime Rate as published in the Wall Street Journal as of the Closing Date.
Such interest shall be calculated on the basis of a year of 365 days.


                            ARTICLE 3

        CLOSING DATE, ACTIONS AT PRE-CLOSING, CLOSING AND
                  TERMINATION PRIOR TO CLOSING


          3.1 Closing Date. Subject to the other provisions of this Agreement, the pre-closing of the transactions contemplated by this Agreement (the "Pre-Closing") shall be held at the offices of Thelen, Marrin, Johnson & Bridges, Two Embarcadero Center, San Francisco, California 94111, on or before August 31, 1996, or on such other date and at such other place as may be mutually agreed upon by the parties. The parties hereby nominate Stewart Title Company of California as escrow holder ("Escrow Holder"), who shall be responsible for the transfer of funds and the delivery and recordation of documents described herein ("Escrow"). The date of the closing shall be the date of transfer of funds and the delivery and recordation of documents contemplated herein (the "Closing") and is sometimes referred to herein as the "Closing Date."

          3.2  Actions at Pre-closing or Closing.   Subject to
the other provisions in this Agreement, the following actions shall be taken at the Pre-closing or the Closing, as specified herein:

               3.2.1 Purchase Price.   At the Closing, the Buyer
shall deliver or cause to be delivered to the Seller through Escrow the Purchase Price plus(i) the Net Trade Estimate minus
(ii) the Deposit, in the manner set forth in Section 2.3 hereof.

               3.2.2 Bill of Sale.   At the Pre-closing, the
Seller shall execute and deliver the Bill of Sale in order to transfer to the Buyer all of the Assets specified therein.

               3.2.3 General Assignment and Assumption Agreement.

At the Pre-closing, the Seller and the Buyer shall execute and deliver the General Assignment and Assumption Agreement, by which the Seller shall assign to the Buyer all of the Assets not transferred by the Bill of Sale, the Assignment of Natural Gas Sales Agreement, the Assignment of Power Purchase Agreement, the Assignment of Steam Sales Agreement, and the Assignment of Lease Agreement, and as of the Closing Date, the Buyer shall assume all of the Assumed Liabilities.

               3.2.4 Assignment of Agreements and Contracts.   At
the Pre-closing, the Seller and the Buyer shall execute and deliver, or cause to be executed and delivered, into Escrow, as appropriate, the Assignment of Natural Gas Sales Agreement, the Assignment of Power Purchase Agreement, the Assignment of Steam Sales Agreement, and the Assignment of Lease Agreement.

               3.2.5 ConAgra's Consents and Agreements. At the Pre-closing, McCormick and the Seller shall cause ConAgra to execute and deliver into Escrow, as appropriate, and the Buyer shall execute and deliver into Escrow, as appropriate, the Steam Sales Consent and Agreement, the Amended and Restated Lease Agreement, the Lessor Consent and Agreement, the Purchaser's Consent and the Shutdown Consent, the Shutdown Agreement, the Steam Sales Amendment, the Substation Operating Agreement, the Memorandum of Option (QF Property), the Memorandum of Option
(Site), the Memorandum of Lease, the Memorandum of Wastewater Discharge Option Agreement, and the Assignment of Wastewater Discharge Requirements.

               3.2.6 Noncompete Agreement. At the Pre-closing, the Seller, McCormick and the Buyer shall execute and deliver the Noncompete Agreement, and at the Closing the Buyer shall cause the delivery and issuance of the Letter of Credit as set forth therein.

               3.2.7  Books and Records.   At the Closing,the
Seller shall deliver all of the Books and Records to the Buyer; provided, however, that the Seller shall have a sixty (60) day period following the Closing to deliver to the Buyer those Books and Records relating to the operation of the Facility which are not physically at the Site on the Effective Date.

               3.2.8    Final Schedules.   At the Pre-closing,
the Buyer and the Seller shall mutually agree upon and execute and deliver Schedule B (sample calculation of Net Trade Amount),
Schedule 2.1.1 (Fixed Assets), Schedule 2.1.2 (Inventory),
Schedule 2.2 (Excluded Liabilities), and any other Schedule which the Buyer and the Seller mutually agree to revise; provided, however, that the Seller shall deliver to the Buyer final versions of Schedule 2.1.1 (Fixed Assets) and Schedule 2.1.2 (Inventory) within fifteen (15) business days after the Closing, which final schedules shall not be materially or substantially different from the schedules delivered at the Pre-Closing.

               3.2.9 Senior Loan Documents. At the Closing, the Seller shall, and McCormick shall cause the Seller to, satisfy out of the proceeds of the Purchase Price any and all outstanding obligations of the Seller under the Senior Loan Documents, and the Seller shall deliver evidence reasonably satisfactory to the Buyer that all Senior Loan Documents have terminated and that all Liens held by Prudential pursuant thereto have been released and appropriate evidence thereof have been filed with the appropriate Governmental Person.

               3.2.10 ConAgra Option Agreements.  At the
Pre-closing, McCormick and the Seller shall cause ConAgra to execute and deliver,and the Buyer shall execute and deliver, the ConAgra Option Agreements.

               3.2.11 Stock Purchase Letter Agreement.   At the
Pre-closing, McCormick shall and the Buyer shall cause Calpine to execute and deliver the Stock Purchase Letter Agreement.

               3.2.12 Escrow Instructions.   At the Closing,
Escrow Holder shall record the appropriate Closing Documents, as instructed in the joint escrow instructions mutually agreed upon by McCormick, the Seller and the Buyer.

               3.3  Additional Actions.   Each of the Seller,
McCormick and the Buyer shall, on request, at the Pre-closing and the Closing and after the Effective Date, take such further actions as may be reasonably requested by the other party(ies) to carry out the intent of this Agreement and the other Closing Documents to which any of them or ConAgra is/are or will be a party(ies).

               3.4  Termination Prior to Closing.   This
Agreement may, by prior written notice to the other party(ies), be terminated:

               3.4.1 Termination by the Seller/McCormick. By the Seller and/or McCormick if a Default shall be made by the Buyer with respect to the due and timely performance of any of its covenants or agreements contained herein and such Default cannot be timely cured and has not been waived by the Seller and McCormick, or if any of the representations and warranties of the Buyer contained in Article 5 are untrue, incorrect or breached in any material respect as of the Effective Date; or

               3.4.2 Termination by the Buyer.   By the Buyer if
a Default shall be made by the Seller and/or McCormick with respect to the due and timely performance of any of the covenants or agreements contained herein and such default cannot be timely cured and has not been waived by the Buyer, or if any of the representations and warranties of the Seller and/or McCormick contained in Article 4 are untrue, incorrect or breached in any material respect as of the Effective Date; or

               3.4.3 Termination Due to Failure of Condition. Either (i) by the Buyer if all of the conditions set forth in
Article 6 shall not have been satisfied or waived by the Buyer on or before August 31, 1996 (or such later date as mutually agreed upon among the parties), other than through failure of the Buyer to fully comply with its obligations hereunder, or (ii) by the Seller and/or McCormick if all of the conditions set forth in
Article 7 shall not have been satisfied or waived by the Seller on or before August 31, 1996 (or such later date as mutually agreed upon among the parties), other than through failure of the Seller or McCormick to fully comply with its respective obligations hereunder; or

               3.4.4 Termination by Mutual Consent. By mutual consent of the Seller, McCormick and the Buyer. If this Agreement is terminated as provided above, all further obligations of the parties hereunder and under the other Closing Documents shall terminate, except that the obligations set forth in Article 8 (indemnification), Section 10.1 (transaction costs),
Section 10.10 (alternative dispute resolution) and, if applicable, McCormick's obligation to return the Deposit to the Buyer shall survive; provided, however, that if this Agreement is terminated (i) by the Seller and/or McCormick pursuant to
Section 3.4.1 because of a Default by the Buyer, the Seller's and McCormick's right to liquidated damages as set forth below, or
(ii) by the Buyer pursuant to Section 3.4.2 because of a Default by the Seller or McCormick, the Buyer's right to pursue all legal remedies for breach of contract or otherwise, including damages relating thereto, shall also survive such termination unimpaired.

IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DO NOT OCCUR AS HEREIN PROVIDED BY REASON OF DEFAULT OF THE BUYER, THE BUYER, THE SELLER AND MCCORMICK AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES SUFFERED BY THE SELLER AND MCCORMICK AS A RESULT OF THE BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE ASSETS PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS PARAGRAPH REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH THE SELLER AND MCCORMICK WILL INCUR AS A RESULT OF SUCH FAILURE. THEREFORE, THE BUYER, THE SELLER AND MCCORMICK DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT THE SELLER AND MCCORMICK WOULD SUFFER IN THE EVENT THAT THE BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE ASSETS IS AN AMOUNT EQUAL TO THE DEPOSIT MADE HEREBY (WHICH INCLUDES ANY ACCRUED INTEREST THEREON). SAID AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLER AND MCCORMICK PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. THE SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. NO PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER,EXCEPT THOSE RIGHTS OR OBLIGATIONS SET FORTH HEREIN AS SURVIVING THE TERMINATION OF THIS AGREEMENT AND THE RIGHT OF THE SELLER AND MCCORMICK TO COLLECT SUCH LIQUIDATED DAMAGES FROM THE BUYER.

THE BUYER'S INITIALS          ________________
THE SELLER'S INITIALS         ________________
MCCORMICK'S INITIALS          ________________



                            ARTICLE 4

   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MCCORMICK

          Each of the Seller and McCormick hereby jointly and severally represents and warrants to the Buyer as follows, effective as of the Effective Date:

          4.1  Due Organization.   Each of the Seller and
McCormick is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification, except where the failure to so qualify would not have a material adverse effect on its financial condition, its ability to own its properties or transact its business, or to carry out the transactions contemplated hereby.

          4.2  Power and Authority.   Each of the Seller and
McCormick has full corporate power and authority to enter into and perform its obligations hereunder and under the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms,provisions and conditions hereof and thereof. All corporate proceedings required to betaken by the Seller and McCormick, as applicable, to authorize them to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which both or either of them is or will be a party have been duly and validly taken.

          4.3  Valid, Binding and Enforceable Obligations.   Each
of this Agreement and the other Closing Documents to which either the Seller and/or McCormick are/is or will be a party(ies) has been, or will be on the Closing Date, as the case may be, duly and validly executed by the Seller and/or McCormick, as applicable, and constitutes, or will constitute when executed and delivered, a valid, binding, and enforceable obligation, enforceable against the Seller and/or McCormick in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law or by application of laws limiting the scope or breadth of covenants therein relating to restraint of trade.

          4.4  No Violations.   The execution and delivery by the
Seller and McCormick of this Agreement and the other Closing Documents to which either or both of them is/are or will be a party(ies), and the Seller's and McCormick's consummation of the transactions contemplated hereby and thereby will not (i) violate or be in conflict with the charter documents of either the Seller or McCormick, as applicable,(ii) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination,cancellation, imposition of fees or penalties under, any material agreement or material commitment under which the Seller or McCormick is bound, except the Senior Loan Documents, (iii) result in the creation or imposition of any Lien upon any of the Assets, or under any debt, obligation, contract, commitment or other agreement by which any of the Assets is or may be bound or (iv) violate any Governmental Rule.

          4.5 Governmental Approvals. To the Seller's and McCormick's knowledge, other than the filings or approvals set forth in Schedule 4.5,no Governmental Approval is necessary in connection with the execution and delivery of this Agreement and the other Closing Documents, or for the consummation of the transactions contemplated hereby and thereby, including for the valid and effective sale, transfer and assignment to the Buyer of the Assets.

          4.6  Third Party Consents and Notices.   To the
Seller's and McCormick's knowledge, no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Persons) is necessary in connection with the execution and delivery of this Agreement and the other Closing Documents, or for the consummation of the transactions contemplated hereby and thereby, including for the valid and effective sale, transfer and assignment to the Buyer of the Assets, except as otherwise set forth on Schedule 4.6 attached hereto.

          4.7  No Litigation.   Except as set forth on Schedule
4.7, to the Seller's or McCormick's knowledge, there are no actions, suits or proceedings of any type pending or, threatened at law or in equity, before or by any Governmental Person against or affecting the Seller and/or the Facility or to which the Seller may become a party,which actions, suits or proceedings could materially and adversely affect the Buyer's ownership or operation of the Facility or the Seller's ability to perform its obligations under this Agreement and the other Closing Documents.


          4.8 Agreements and Contracts; Project Documents. Set forth on Schedule 4.8 is a complete and accurate list of each and every material agreement and contract to which the Seller is a party or by which the Seller is bound or to which the Seller is subject relating to the Seller's ownership,management, operation and maintenance of the Facility, including the Assigned Contracts (collectively, the "Project Documents"). A true, correct and complete copy of each such contract has been delivered to or been made available to the Buyer on or before the Effective Date and:

               (a)  none of the Assigned Contracts has been
modified,supplemented, amended, waived or terminated in any respect which could reasonably be expected to have a material adverse effect on the Facility or the transactions contemplated by this Agreement, whether orally or in writing, except by a Project Document;

               (b) no Default or any Event of Default by the Seller has occurred and is continuing under any of the Assigned Contracts and neither the Seller nor McCormick has any knowledge that any Default or any Event of Default by any other Person has occurred and is continuing under any Assigned Contract; and

               (c) the Assigned Contracts constitute the legal, valid and binding obligation of the Seller, are in full force and effect and are enforceable as to the Seller, and to the Seller's and McCormick's knowledge, constitute the legal, valid and binding obligation of, and are enforceable against, the third party signatories to such Assigned Contracts in accordance with their respective terms (except as such enforceability may be limited or denied by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and enforcement of debtors' obligations generally, and
(ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law).

          4.9  Utility Regulatory Matters.   Neither the Seller
nor any Affiliate of the Seller is (i) subject to regulation under the FPA, other than as contemplated by C.F.R. Section 291.601(c) in respect of qualifying facilities or (ii) subject to regulation as a "public utility," "electric utility" or other similar entity under state laws relating to public utilities, other than as a qualifying facility under PURPA.

          4.10 Qualifying Facility Matters.   The Facility is a
cogeneration facility that has been certified by the FERC as a Qualifying Facility. The Facility is, and during all applicable periods when owned by the Seller has been, a Qualifying Facility in compliance in all respects with all technical and ownership requirements contained in all applicable FERC rules and regulations. the Seller has provided to PG&E all documents, information and other data requested or required by PG&E in accordance with PG&E's policies and procedures for monitoring the compliance of Qualifying Facilities with applicable FERC rules and regulations. No Person (including PG&E, the CPUC and the FERC, or any agent or representative of PG&E, the CPUC or the
FERC) has ever provided notice to the effect, or otherwise asserted or alleged, that the Facility has failed or may fail to comply in any respect with any applicable FERC rule or regulation relating to Qualifying Facilities or PG&E procedures or policies relating thereto, or that the Facility has been placed on "probation." No payment from PG&E has ever been reduced, delayed or withheld as a result of noncompliance with any applicable FERC rules or regulations (and other than as a result of minor administrative inefficiencies).

          4.11 No Undisclosed Liabilities.   As of the dates of
the audited financial statements dated as of November 30, 1995 which have been provided to the Buyer, the Seller had no material debts, liabilities or obligations (whether accrued, absolute, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise and whether due or to become due), of any nature whatsoever, including (i) any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect to or measured by the Seller's income for its period prior to the close of business on the dates of such financial statements, or (ii) any other debts, liabilities or obligations relating to or arising out of any act, omission,transaction, circumstance, sale of goods, services, state of facts or other condition which occurred or existed on or before such date, whether or not then known, due or payable (all of the foregoing, including clauses
(i) and (ii), are collectively referred to as "Liabilities"), which in accordance with GAAP should be disclosed and which were not fully disclosed, reflected or reserved against in such financial statements or the notes thereto, and except for those Liabilities which have been incurred since the date of the most recent balance sheets included in such financial statements in the ordinary course of business which are set forth on Schedule 4.11, the Seller has not incurred any Liabilities relating to the Facility.

          4.12 Fixed Assets and Inventory.  Schedule 2.1.1 and
Schedule 2.1.2, respectively, sets forth a complete and accurate list of all material Fixed Assets and Inventory. Except as set forth on Schedule 2.1.1, all of the Fixed Assets are located on the Site. The final Schedule 2.1.1 and Schedule 2.1.2 to be delivered by the Seller to the Buyer within fifteen (15) business days after the Closing will not be materially or substantially different from the schedules delivered into Escrow at the Pre-Closing.

          4.13 Title to Assets. The Seller is the lawful owner of,has good and valid record and marketable title to, and has the full right to sell, convey, transfer, assign and deliver the Assets as contemplated herein, subject to the required consents otherwise contemplated or disclosed herein. Except for the Liens evidenced by the Senior Loan Documents, which Liens shall be released prior to or as of the Closing Date,all of the Assets are entirely free and clear of any and all Liens of any kind, other than liens for current or supplemental real and personal property taxes and assessments not yet due and payable, and there are no filings in any registry of deeds in any jurisdiction or under the Uniform Commercial Code or similar statute in any jurisdiction (except as may be related to the Senior Loan Documents) showing the Seller as a debtor or which creates or perfects or which purports to create or perfect any Lien in or on any of the Assets. Upon the Closing, the Seller shall convey all of the Assets to the Buyer by the Bill of Sale, the General Assignment and Assumption Agreement and the other Closing Documents effective to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Assets, free and clear of all Liens of any kind, other than for current or supplementary real and personal property taxes and assessments not yet due and payable.

          4.14 Governmental Approvals for Business.   Set forth
on Schedule 4.14.1 is a complete and accurate list of each and every Governmental Approval necessary for the current ownership, management, operation and maintenance of the Facility and/or the Assets by the Seller. Except as set forth in Schedule 4.14.2, each Governmental Approval has been duly and validly issued, or transferred, to the Seller, and is in full force and effect, and all rights and entitlements thereunder are vested exclusively in the Seller. The Seller has not committed any act or failed to act in any manner or under any circumstances which could reasonably result in the revocation or suspension of any Governmental Approval or in any other disciplinary action relating thereto.
No Person has claimed, and the Seller has not received any notice, that the Seller has committed any such act or failed to so act. The consummation of the transactions provided for in this Agreement and the other Closing Documents will not impair or materially adversely affect any of the rights, powers or privileges of the Seller granted pursuant to any of the Governmental Approvals listed on Schedule 4.14.1.

          4.15 ERISA. The Seller has no employees and has never had any employees and has not established, sponsored, maintained, participated in, incurred any obligation to contribute to, or incurred any liability under or related to any Employee Benefit Plan.

          4.16 Labor Matters.   To the extent related to the
Seller's ownership, management, operation and maintenance of the Facility, (i) the Seller is not a party to any collective bargaining agreement, (ii) as the Seller has no employees,no employee of the Seller is a member of or represented by a collective bargaining unit with respect to his employment with the Seller, and (iii) to the knowledge of the Seller or McCormick, there are no labor controversies or grievances pending or threatened against the Seller which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Seller.

          4.17 Legal Compliance. Except as set forth in Schedule 4.17, the Seller is in all material respects in full compliance with, and has at all times fully complied, or has fully corrected any past non-compliance, in all material respects with, all Governmental Rules and Governmental Approvals applicable to the Seller, the Facility and the Site, including all Environmental Laws; provided, however, that the Seller's and McCormick's representations with respect to Environmental Laws relating to Hazardous Materials are given to the Seller's and McCormick's knowledge. All offsets legally required under the Federal Clean Air Act (42 U.S.C. 7401 et seq.) or Bay Area Air Quality Management District Rules for the construction and operation (including any modification) of Gilroy Foods prior to the Closing Date have been obtained by Gilroy Foods or its predecessor owners or operators.

          4.18 Hazardous Materials.  Except as set forth on
Schedule 4.18 and as disclosed in that certain Phase I Environmental Site Assessment,Gilroy Energy Company, Gilroy, California, dated June, 18, 1996, prepared by EMCON, to the Seller's and McCormick's knowledge, (i) there are no Hazardous Materials present on the Site that exceed the levels or amounts permitted by applicable law; (ii) there has been no sudden or non-sudden, accidental or non-accidental release, discharge, spillage,uncontrolled loss, seepage or filtration of any Hazardous Material or any petroleum product or by-product into the environment which exceeds the levels or amounts permitted by applicable law, (iii) the Seller has not engaged in, or is not engaged in, the generation,manufacture, treatment, storage or disposal of Hazardous Materials which exceeds the levels or amounts permitted by applicable law, (iv) the Site does not contain and has not contained any underground or above-ground tanks for the storage of fuel oil, gasoline and/or other petroleum products or by-products or Hazardous Materials, and (v) the Seller is incompliance with all federal, state and local environmental laws now in effect relating to Hazardous Materials.

The Seller has received no notice of any violation that, as of the date hereof, remains uncured of any environmental laws now in effect relating to Hazardous Materials, and there are no writs, injunctions, decrees, orders or judgments outstanding, no suits, claims, actions, proceedings or investigations have been instituted or filed, and none are pending or, to the Seller's knowledge, threatened, under any environmental laws with respect to the ownership, use, maintenance or operation of the Assets.
No asbestos or similar substances are contained in the Facility that pose any current health hazard and no asbestos is "friable."


          4.19 Disclosure. In connection with the transactions contemplated by this Agreement, neither the Seller nor McCormick has made any untrue written statement of a material fact or omitted to disclose any material fact necessary in order to make the written statements made not misleading in light of the circumstances in which they were made. There is no material fact or circumstance known to either the Seller or McCormick which materially adversely affects the Facility or the Assets or the Seller's ownership, management, operation and maintenance of the Facility, or the ability of the Seller or McCormick to perform its respective obligations under this Agreement and the other Closing Documents to which any of them is a party, provided that the foregoing representation shall not extend to predictions of future economic conditions or matters of a general economic or similar nature. The Seller has given the Buyer full and complete access to the Books and Records prior to execution of this Agreement.

          4.20 Condition of Acquired Assets.   The Assets are in
good operating condition and repair and are adequate for the uses to which they are being put. None of the Assets is in need of maintenance or repairs, except for ordinary routine maintenance and repairs, and there do not exist any condition which interferes with the economic value or use thereof in a material way. The Assets include all assets and properties of the Seller relating to the Seller's ownership, management, operation and maintenance of the Facility reasonably required for the continued operation of the Facility in the manner as is presently being operated.

          4.21 Tax Matters.   The Seller has duly and timely
filed all federal, state, and local tax reports and returns required to be filed by it in connection with the Facility and has duly paid, or made adequate provision for the payment of, all taxes, assessments and other charges due or claimed to be due in a writing delivered to the Seller, or any Affiliate thereof by federal, state or local taxing authorities, which, if not filed or paid, would have a material adverse impact on the Facility or the Sellers' ownership or operation of the Facility.

          4.22 Brokers.   Neither the Seller nor McCormick has
retained,utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

          4.23 O&M Agreement Termination. The Seller has terminated the O&M Agreement, effective as of the Closing Date. Wherever in this Article 4, the Seller's and McCormick's representations are limited to knowledge, such reference is intended to refer to (i) the knowledge of the principal officers of the Seller and McCormick with responsibility for oversight of the Seller and the Facility and the operations thereof, which officers have a duty of inquiry, including inquiry of Dave Pearson and Brian Martin of Bechtel North American, and (ii) the knowledge of George Pendergast, Robert Kramer, Steve Brinkman, Sam Mason and Dave Lewis.


                            ARTICLE 5
             BUYER'S REPRESENTATIONS AND WARRANTIES


          The Buyer hereby represents and warrants to the Seller and McCormick as follows, effective as of the Effective Date:

          5.1  Due Organization.   The Buyer is a limited
partnership duly organized, validly existing and in good standing under the laws of jurisdiction of its formation, and will be qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification, except where the failure to so qualify would not have a material adverse effect on its financial condition, its ability to own its properties or transact its business, or to carry out the transactions contemplated hereby.

          5.2 Power and Authority. The Buyer has full partnership power and authority to assume and perform its obligations hereunder and under the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof, and all partnership proceedings required to be taken by the Buyer to authorize it to assume and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party will have been duly and validly taken.

          5.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which the Buyer is or will be a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by the Buyer and constitutes, or will constitute when executed and delivered, a valid, binding, and enforceable obligation, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law, or by application of laws limiting the scope or breadth of covenants therein relating to restraint of trade.

          5.4  No Violations.   The execution and delivery by the
Buyer of this Agreement and the other Closing Documents to which it is or will be a party,and the Buyer's consummation of the transactions contemplated hereby and thereby will not (i) violate or be in conflict with any charter documents, if any, of the Buyer, (ii) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any agreement or commitment under which the Buyer is bound or (iii) result in the creation or imposition of any Lien upon any of the Assets, or under any debt, obligation, contract, commitment or other agreement to which the Buyer is a party or by which any of the Buyer's properties or assets is or may be bound.

          5.5  No Litigation.   Except as listed on Schedule 5.5,
to the Buyer's knowledge, there are no actions, suits or proceedings of any type pending or threatened, against the Buyer or any of its properties or business, whether at law or inequity, before or by any Governmental Person. The Buyer has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. The Buyer is not operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person.

          5.6  Brokers.   The Buyer has not retained, utilized or
been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

          Wherever in this Article 5, the Buyer's representations are limited to knowledge, such reference is intended to refer to the knowledge of the principal officers of the Buyer and its partners with responsibility for oversight of the Buyer, which officers have a duty of inquiry.


                            ARTICLE 6
           CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS


          The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the Buyer, in its sole discretion, of each of the following conditions on or prior to the Closing:

          6.1  Representations True and Correct.  The
representations and warranties of the Seller and McCormick contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

          6.2  Compliance with Covenants.   The Seller and
McCormick shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied in all material respects with by it prior to or on the Closing Date, and, if the Closing Date is different than the date of this Agreement, the Seller and McCormick shall have executed and delivered to the Buyer an officer's certificate confirming the same.

          6.3  Closing Actions.   Each of the actions required to
be taken by the parties pursuant to Section 3.2 (other than by the Buyer) or otherwise to effect the transactions contemplated hereby, including the execution and delivery of each of the Closing Documents, shall have been duly performed and complied with, and the Buyer shall have received satisfactory evidence of any and all such actions.

          6.4  Consents and Governmental Approvals.   All
consents, approvals, notices and filings with, from or to any Person, including any Governmental Person, which are required on or prior to the Closing Date for the consummation of the transactions contemplated hereby and by the other Closing Documents, shall have been obtained, given, or made and such consents, approvals, notices and filings shall be in form and substance reasonably satisfactory to the Buyer. Each of the Governmental Approvals necessary for the ownership, management, operation and/or maintenance of the Facility by the Buyer has been assigned or reissued to the Buyer or otherwise obtained by the Buyer.

          6.5  Seller and McCormick Opinion of Counsel.   The
Buyer shall have received (i) the Opinion of Robert W. Skelton, General Counsel of McCormick, substantially in the form of Exhibit U-1 hereto, and (ii) the opinion of Baker & McKenzie, counsel for the Seller and McCormick, substantially in the form of Exhibit U-2 hereto, each dated as of the Effective Date.

          6.6 Proceedings Satisfactory. All corporate proceedings to be taken by McCormick and/or the Seller in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received copies of such documents as the Buyer and its counsel may reasonably request in connection therewith and the Facility.

          6.7  ConAgra Acquisition.   The ConAgra Acquisition
shall have been consummated as of the Closing Date.

          6.8  ConAgra Actions.   Each of the actions required to
be taken by ConAgra, including all corporate proceedings, (i) pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby, including the execution and delivery of each of the Closing Documents to which ConAgra is a party and (ii) pursuant to the ConAgra Acquisition or otherwise to effect the transactions contemplated by the ConAgra Acquisition to vest in ConAgra good and valid title to the assets comprising the Food Processing Facility and all of the right, title, interest, duties and obligations of Gilroy Foods in and to the Ground Lease and the Steam Agreement, shall have been duly performed and complied with, and the Buyer shall have received satisfactory evidence of any and all such actions.

          6.9 ConAgra Assignment Agreement. The ConAgra Assignment Agreement shall have been duly and validly executed and delivered by the parties thereto and shall constitute a valid, binding and enforceable obligation, enforceable against each of the parties thereto in accordance with its terms. ConAgra shall have fully and unconditionally assumed pursuant to the ConAgra Assignment Agreement all of the duties and obligations of Gilroy Foods under the Steam Agreement,and all properties, rights, and Governmental Approvals necessary for the ownership and operation of the Food Processing Facility by ConAgra shall have been duly and validly assigned or reissued to ConAgra or otherwise duly and validly obtained by ConAgra as of the Closing Date.

          6.10 ConAgra Opinion of Counsel. The Buyer shall have received the opinions of McGrath, North, Mullin & Kratz, P.C., counsel for ConAgra, and Piper & Marbury, counsel for Gilroy Foods, regarding the transactions contemplated by this Agreement which relate to ConAgra and the ConAgra Acquisition, inform and substance reasonably satisfactory to the Buyer, dated as of the Effective Date.

          6.11 Severance of Facilities.   Except as set forth on
Schedule 6.11, all agreements among the Buyer, the Seller and ConAgra regarding the common permits, facilities and utilities currently shared between the Facility and the Food Processing Facility shall be either severed or otherwise agreed upon among the parties.


                            ARTICLE 7

            CONDITIONS PRECEDENT TO THE SELLER'S AND
                     MCCORMICK'S OBLIGATIONS


          The obligation of the Seller and McCormick to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the Seller and McCormick, in its sole discretion, of each of the following conditions on or prior to the Closing:

          7.1  Representations True and Correct.  The
representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

          7.2 Compliance with Covenants. The Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and, if the Closing Date is different than the date of this Agreement, the Buyer shall have executed and delivered to the Seller and McCormick an officer's certificate confirming the same.

          7.3  Closing Actions.   Each of the actions required to
be taken pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby, including the execution and delivery of each of the Closing Documents, shall have been duly performed and complied with, and the Seller and McCormick shall have received satisfactory evidence of any and all such actions.

          7.4  Opinion of Counsel.   The Seller and McCormick
shall have received (i) the opinion of Joseph E. Ronan, Jr., General Counsel of the Buyer, substantially in the form of
Exhibit V-1 hereto, and (ii) the opinion of Thelen, Marrin, Johnson & Bridges, counsel for the Buyer, substantially in the form of Exhibit V-2 hereto, each dated as of the Effective Date.

          7.5  Proceedings Satisfactory.   All partnership
proceedings of the Buyer to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller and McCormick and their counsel, and the Seller and McCormick and their counsel shall have received copies of such documents as the Seller and McCormick and their counsel may reasonably request in connection therewith.

          7.6  ConAgra Acquisition.   The ConAgra Acquisition
shall have been consummated as of the Closing Date.

          7.7  Consents and Government Approvals.   All consents,
approvals, notices and filings with, from or to any Person, including any Governmental Person, which are required on or prior to the Effective Date for the consummation of the transactions contemplated hereby and by the other Closing Documents, shall have been obtained, given, or made and such consents, approvals, notices and filings shall be in form and substance reasonably satisfactory to the Seller; provided,however, that the Seller agrees that the failure to obtain a release of the Seller's liabilities will not make any such consent or approval otherwise available unsatisfactory.

                            ARTICLE 8

                         INDEMNIFICATION


          8.1 Indemnification by the Seller and McCormick. Subject to the limitations of Section 8.3 below, the Seller and McCormick shall jointly and severally to the maximum extent not prohibited by law,indemnify, defend and hold harmless the Buyer and all of its Affiliates, and each of their respective shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims, judgments,costs or expenses (including reasonable attorneys' fees and expenses) suffered or incurred by any such party by reason of or resulting from (i) the inaccuracy of any representation or warranty of the Seller or McCormick under this Agreement or any other Closing Document,
(ii) the nonfulfillment or nonperformance of any covenant or agreement of either the Seller or McCormick under this Agreement or any other Closing Document, or (iii) any events, occurrences or conditions relating to the Facility, any Project Document or the Site, in respect of all periods prior to the Closing Date, except as caused by the negligence, gross negligence or willful misconduct of the Buyer or its agents, employees, or contractors, or as otherwise covered in Section 8.2 below.

          8.2 Indemnification by the Buyer. Subject to the limitations of Section 8.3 below, the Buyer shall to the maximum extent not prohibited by law, indemnify, defend and hold harmless the Seller, McCormick and all of their respective Affiliates, shareholders, partners, members, investors, directors, officers,employees, agents and assignees, from and against any and all losses, liabilities, damages,claims, judgments, costs or expenses (including reasonable attorneys' fees and expenses) suffered or incurred by any such party by reason of or resulting from (i) the inaccuracy of any representation or warranty of the Buyer under this Agreement or any other Closing Document, (ii) the nonfulfillment or nonperformance of any covenant or agreement of the Buyer under this Agreement or any other Closing Document, or (iii) any events, occurrences or conditions relating to the Facility, any Project Document or the Site, in respect of all periods after the Closing Date; provided, however, that the foregoing shall not apply to any of the Excluded Liabilities or any losses, liabilities, damages, claims, judgments, costs or expenses caused by the negligence, gross negligence or willful misconduct of the Seller or McCormick or their respective agents, employees or contractors. All costs, expenses, liabilities or charges incurred or relating to the performance of the Buyer's inspections or inquiries relating to the acquisition of the Assets shall be borne by the Buyer. The Buyer agrees to indemnify the Seller and ConAgra and hold the Seller and ConAgra and the Facility and the Site harmless from and mechanic's and materialmen's liens and any claims,demands, damages, costs, liabilities or expenses arising from the entry on the Facility and the Site by the Buyer pursuant to this Agreement, except as caused by the negligence, gross negligence or willful misconduct of the Seller or McCormick or their respective agents, employees or contractors. Any entry on the Facility and the Site by the Buyer shall be at reasonable times and shall be conducted in the manner most calculated to minimize, to as great an extent as reasonably possible, any disruption to the Seller's operations on the Site.

          8.3  Threshold and Limits for Indemnity.
Notwithstanding anything in Sections 8.1 or 8.2 herein, the parties' indemnity obligations under Sections 8.1(a) and 8.2(a) shall be shall be limited to after tax losses and subject to a threshold of $500,000, after tax (the "Threshold"), whereby the aggregate claims for indemnity by the party(ies) to be indemnified (the "Indemnitee") must exceed the Threshold before a claim shall be payable to the Indemnitee, and whereupon the indemnifying party(ies) (the "Indemnitor") shall become immediately liable for the payment of the Threshold amount, plus any excess, as applicable. If the Indemnitee's aggregate claims do not exceed the Threshold, then no amount shall be payable under Sections 8.1 and 8.2 herein. Notwithstanding anything to the contrary in this Section 8.3, if Buyer or any other Indemnitee under Section 8.1 has an indemnification claim relating to (i) the items referenced in the Notification Letter, as defined in Section 2.5(b) of the Amended and Restated Lease Agreement, or (ii) the O&M Agreement or the inaccuracy of the representation in Section 4.23, any such indemnification claim shall not be subject to the $500,000 limitation contained in the Threshold.

          8.4 Bulk Sales Indemnity. After the Closing, the Seller shall indemnify, defend and hold the Buyer harmless from all claims, liabilities, obligations, damages, penalties, fines, costs and expenses (including, reasonable attorneys' fees and costs) that arise out of or relate to noncompliance with bulk transfer laws of any jurisdiction that are applicable or alleged to be applicable to the sale of assets contemplated in this Agreement.

          8.5  Procedure for Indemnification with Respect to
Third Party Claims. 8.5  Procedure for Indemnification with
Respect to Third Party  Claims.

               8.5.1 Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Article 8, the Indemnitee shall, within forty-five (45) days of the receipt thereof, cause written notice of the legal proceedings or the assertion of any claim or demand of which it has knowledge that is covered by the indemnity under this Article 8 to be forwarded to the Indemnitor, specifying the nature of and specific basis for such legal proceedings, claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnitee, in its effort to collect the final amount arising out of such legal proceedings, claim or demand; provided,that the failure of an Indemnitee to give timely notice shall not affect rights to indemnification under this Article 8 except to the extent that the Indemnitor has been damaged by such failure.

               8.5.2 Conduct of Claim. The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or to take exclusive control of, the defense, negotiation and/or settlement of any proceeding, claim or demand which relates to any amounts indemnifiable or potentially indemnifiable under this
Article 8; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice, which shall be at its own expense unless (i) the Indemnitor chooses counsel not reasonably acceptable to the Indemnitee or (ii) the Indemnitor does not pursue with reasonable diligence such defense, negotiation or settlement, in which case, the Indemnitee's participation shall be at the Indemnitor's expense. The Indemnitee shall have a right to notice of any settlement, and the Indemnitor shall not execute or otherwise agree to any consent decree which provides for other than monetary payment without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor. If the Indemnitor elects not to defend or settle such proceeding, claim or demand and the Indemnitee defends, settles or otherwise deals with any such proceeding, claim or demand, which settlement may be without the consent of the Indemnitor, the Indemnitee shall provide fifteen (15) days' advance written notice of any property settlement to the Indemnitor and will act reasonably and in accordance with its good faith business judgment. The parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

               8.5.3 Payment of Claim.   After final judgmentor
award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnitee in immediately available funds within thirty (30) days after the date of such notice.

               8.5.4 Access to Information.8.5.4   Access to
Information   If any claim is made by a third party against an
Indemnitee, the Indemnitee shall use its best efforts to make available to the Indemnitor those partners, officers and employees whose assistance,testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnitee but failure to provide necessary witnesses or access to information will excuse Indemnitor's performance.


                            ARTICLE 9
             THE SELLER'S AND MCCORMICK'S COVENANTS
         PRIOR TO CLOSING, TAXES AND FURTHER ASSURANCES


          9.1  The Seller's and McCormick's Covenants Prior to
Closing.   The Seller and McCormick jointly and severally
covenant and agree that until the Effective Date:

               9.1.1 The Seller shall afford the Buyer and its representatives full access during normal business hours to the Facility and the Assets and to all of the other properties, books, records and documents of the Seller.

               9.1.2 The Seller shall maintain the Assets in good condition and shall manage and operate the Facility in the same manner as heretofore.

               9.1.3 The Seller shall not waive any right of material value to its ownership operation of the Facility, including amending or modifying any of the Project Documents.

               9.1.4 Except in the ordinary course of business, the Seller shall not enter into any lease, sell, abandon or make any other disposition of any of the Assets, grantor suffer any Lien on any of the Assets, enter into or amend any contract or other agreement to which it is a party, or by to which it or the Assets are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party.

               9.1.5 Except in the ordinary course of business and in amounts less than $25,000 in each case, the Seller shall not incur or assume any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable).

               9.1.6 The Seller shall not terminate or fail to renew any of the Project Documents, except as otherwise provided herein.

               9.1.7 Except in the ordinary course of business, enter into any other material contract or other agreement or other material transaction relative to the Facility.

               9.1.8 Except for this Agreement and discussions among the Seller, McCormick and the Buyer relating to this Agreement, during the term of the Agreement the Seller and McCormick shall not, and shall cause each Person acting on their behalf and their other Affiliates not to, enter into any agreement or commitment for the sale or transfer, directly or indirectly, of the Seller, the Facility or the Assets, nor entertain any offers to do so or otherwise engage in any negotiations or discussions in connection with any of the same.

               9.1.9 Upon obtaining knowledge that any
representation or warranty of the Seller or McCormick hereunder is false or misleading in any material respect, or that the Seller or McCormick is in breach or violation of any covenant hereunder in any material respect, the Seller and or McCormick, as applicable, shall promptly provide written notice thereof to the Buyer.

          9.2  Taxes.9.2 Taxes   The Seller, McCormick and the
Buyer hereby agree and acknowledge that improvements to real property, such as the Facility, transferred in the manner herein contemplated, are not subject to sales, transfer, use, documentary transfer, stamp or excise taxes or other similar taxes of any type payable in connection with the sale and transfer of the Facility. All sales, transfer, use, documentary transfer, stamp or excise taxes, or other similar taxes of any type payable in connection with the sale and transfer of the Assets or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the other Closing Documents, shall be the responsibility of and shall be paid as follows: (i) the Buyer shall pay the first $50,000 and (ii) the Buyer and the Seller shall each pay an equal share of any such taxes in excess of$50,000.

          9.3  Further Assurances.   On and after the Closing
Date, each party shall execute and deliver such further instruments and documents, and take such further other actions, as may be reasonably requested by the other party(ies), in order to effectuate the provisions and purposes of this Agreement and to secure the Buyer's financing of its purchase of the Assets hereunder.


                           ARTICLE 10
                          MISCELLANEOUS


          10.1 Transaction Costs. Except as otherwise expressly provided herein, the Buyer, the Seller and McCormick each shall pay all of its own respective costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred in connection with negotiation and preparation of this Agreement and the transactions contemplated hereby, Buyer shall pay the costs incurred by the Seller and McCormick with Ernest and Young in connection with the review and audit of the Seller's books for Calpine's S-1 filing. The fees and expenses of any third parties mutually engaged by the parties in connection with the transactions contemplated hereby, and any filing fees required under the HSR Act, shall be shared equally by the Buyer and the Seller. The fees and expenses of Prudential shall be paid for by the Seller. Except as otherwise provided in this Agreement, all real and personal property taxes and assessments relating to the Facility and the Site or the Assets shall be prorated between the Buyer and the Seller to the Closing Date. The Buyer shall be responsible for and pay all costs and expenses related to any escrow, title insurance, recordation of documents and other related activities arising out of the consummation of the transaction contemplated herein.

          10.2 Entire Agreement.   This Agreement represents the
entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations and understandings among the parties.

          10.3 Amendments.   The provisions of this Agreement may
not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

          10.4 Assignments.   No party shall assign its rights
and/or obligations hereunder without the prior written consent of the other parties to this Agreement, which consent may be withheld in the other parties' sole and arbitrary discretion.

          10.5 Binding Effect.   All of the terms and provisions
of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

          10.6 Headings.   The headings contained in this
Agreement are for convenience of reference only, and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

          10.7 Notices.   All notices, requests, consents and
other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the party giving such notice) hand delivered by messenger or courier service, telefaxed, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

To the Buyer

Calpine Gilroy Cogen, L.P.
50 West San Fernando Street
San Jose, CA 95113
Attn.: Vice President Asset Management

To the Seller

Gilroy Energy Company, Inc.
c/o McCormick & Company, Incorporated
18 Loveton Circle
Sparks, MD  21151
Attn.:  Robert W. Skelton, General Counsel

To McCormick

McCormick & Company, Incorporated
18 Loveton Circle
Sparks, MD  21151
Attn.:Robert W. Skelton, General Counsel


or to such other address as any party may designate by notice complying with the terms of this Section 10.7. Each such notice shall be deemed delivered (i) on the date actually delivered if by messenger or courier service; (ii) on the date of confirmed answer-back if by telefax; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be,if mailed.

          10.8 Severability.   If any provision of this Agreement
or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

          10.9 Waivers.   The failure or delay of any party at
any time to require performance by another party of any provision of this Agreement, even if known,shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right,power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.


          10.10  ARBITRATION OF DISPUTES.   ANY DISPUTE ARISING
UNDER THIS AGREEMENT SHALL BE DECIDED BY BINDING ARBITRATION CONDUCTED PURSUANT TO THE PROCEDURES SET FORTH BELOW. FOR PURPOSES OF THIS SECTION 10.10, THE SELLER AND MCCORMICK SHALL BE DEEMED TO BE "A PARTY," AND THE BUYER SHALL BE DEEMED TO BE "A PARTY."

               10.10.1  INITIATION OF ARBITRATION.   THE PARTY
SEEKING ARBITRATION HEREUNDER MAY REQUEST SUCH ARBITRATION IN WRITING, WHICH WRITING SHALL INCLUDE A CLEAR STATEMENT OF THE MATTER(S) IN DISPUTE AND SHALL NAME ONE ARBITRATOR APPOINTED BY SUCH PARTY. WITHIN TWENTY (20) BUSINESS DAYS AFTER RECEIPT OF SUCH REQUEST, THE OTHER PARTY SHALL APPOINT ONE ARBITRATOR, OR IN DEFAULT THEREOF, SUCH ARBITRATOR SHALL BE NAMED AS SOON AS PRACTICABLE BY THE AMERICAN ARBITRATION ASSOCIATION OFFICE IN SAN FRANCISCO, CALIFORNIA, AND THE TWO ARBITRATORS SO APPOINTED SHALL NAME A THIRD ARBITRATOR WITHIN TEN (10) BUSINESS DAYS, OR FAILING SUCH AGREEMENT ON A THIRD ARBITRATOR BY THE TWO ARBITRATORS SO APPOINTED, A THIRD ARBITRATOR SHALL BE APPOINTED BY THE AMERICAN ARBITRATION ASSOCIATION OFFICE IN SAN FRANCISCO, CALIFORNIA. ALL ARBITRATORS SHALL BE NEUTRAL.

               10.10.2 ARBITRATION PROCEDURE. THE ARBITRATION HEARING SHALL BE HELD IN SAN FRANCISCO,CALIFORNIA, ON AT LEAST TWENTY (20) BUSINESS DAYS' PRIOR WRITTEN NOTICE TO THE PARTIES. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE PROCEEDINGS SHALL BE CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES AND PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION; PROVIDED, THAT DEPOSITIONS MAY BE TAKEN AND DISCOVERY MAY BE MADE IN ACCORDANCE WITH THE FEDERAL RULES OF CIVIL PROCEDURE. ANY DECISION OF THE ARBITRATORS,INCLUDING A DECISION REGARDING AN ALLOCATION OF COSTS CONSISTENT WITH THIS SECTION 10.10, SHALL BE JOINED IN BY AT LEAST TWO OF THE ARBITRATORS AND SHALL BE SET FORTH IN A WRITTEN AWARD WHICH SHALL STATE THE BASIS OF THE AWARD AND SHALL INCLUDE BOTH FINDINGS OF FACT AND CONCLUSIONS OF LAW. AN AWARD RENDERED PURSUANT TO THE FOREGOING, WHICH MAY INCLUDE AN AWARD OR DECREE OF SPECIFIC PERFORMANCE HEREUNDER, SHALL BE FINAL AND BINDING ON THE PARTIES, AND JUDGMENT THEREON MAY BE ENTERED OR ENFORCEMENT THEREOF SOUGHT BY EITHER PARTY IN A COURT OF COMPETENT JURISDICTION.

               10.10.3  NO POWER TO AMEND.   NOTWITHSTANDING THE
FOREGOING, NOTHING CONTAINED HEREIN SHALL BE DEEMED TO GIVE THE ARBITRATORS APPOINTED PURSUANT TO THE FOREGOING ANY AUTHORITY, POWER OR RIGHT TO ALTER, CHANGE,AMEND, MODIFY, WAIVE, ADD TO OR DELETE FROM ANY OF THE PROVISIONS OF THIS AGREEMENT.

               10.10.4  COSTS.   EACH PARTY SHALL BEAR THE COSTS
OF ITS APPOINTED ARBITRATOR AND ITS OWN ATTORNEYS' FEES,AND THE COSTS OF THE THIRD ARBITRATOR INCURRED IN ACCORDANCE WITH THE FOREGOING SHALL BE SHARED EQUALLY BY THE PARTIES. ADDITIONAL INCIDENTAL COSTS OF ARBITRATION SHALL BE PAID FOR BY THE NON-PREVAILING PARTY IN THE ARBITRATION; PROVIDED, THAT WHERE THE FINAL DECISION OF THE ARBITRATORS IS NOT CLEARLY IN FAVOR OF EITHER PARTY, SUCH INCIDENTAL COSTS SHALL BE SHARED EQUALLY BY THE PARTIES.

               10.10.5  COMPLETE DEFENSE.   COMPLIANCE BY A PARTY
WITH THE PROVISIONS OF THIS SECTION 10.10 SHALL BE A COMPLETE DEFENSE TO ANY SUIT, ACTION OR PROCEEDING INSTITUTED IN ANY FEDERAL OR STATE COURT, OR BEFORE ANY ADMINISTRATIVE TRIBUNAL BY THE OTHER PARTY WITH RESPECT TO ANY CONTROVERSY OR DISPUTE ARISING UNDER OR PURSUANT TO THIS AGREEMENT AND WHICH IS SUBJECT TO ARBITRATION AS SET FORTH HEREIN, OTHER THAN A SUIT OR ACTION ALLEGING NON-COMPLIANCE WITH A FINAL AND BINDING ARBITRATION AWARD RENDERED HEREUNDER.

          NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE"ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

          WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO
SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE
"ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

THE BUYER'S INITIALS          ________
THE SELLER'S INITIALS         ________
MCCORMICK'S INITIALS          ________

          10.11 Remedies Cumulative.   Except as otherwise
expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or inequity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

          10.12 Overdue Interest.   In the event any payment
required by this Agreement is not paid when due, the amount overdue shall bear interest from and including the date on which such payment was due to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal as of the date such payment was due. Such interest shall be calculated on the basis of a year of 365 days.

          10.13 Counterparts.   This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax of a signature page shall be binding upon any party so confirming.

          10.14 Governing Law.   This Agreement and all
transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to principles of conflicts of laws.

          10.15 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

          10.16 Survival.   All representations, warranties,
covenants and agreements made herein or otherwise referenced herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          10.17 Materiality.   As used in this Agreement the
word"material" shall refer to materiality with respect to the subject matter of the particular representation, warranty or covenant in question, and not materiality in relation to the Purchase Price or transactions contemplated hereby as taken as a whole.

          10.18 Inducement to Transaction.   All
representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party(ies) to enter into this Agreement.

          10.19 Public Statements or Releases. Except as otherwise required by law, no party hereto shall make any public statement or release regarding this Agreement or the transactions contemplated hereby without the consent of the other party(ies), which consent shall not be unreasonably withheld.

          IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the Effective Date.

THE BUYER:                    Calpine Gilroy Cogen, L.P.,
                              a Delaware limited partnership

                              By:Calpine Gilroy 1, Inc.,
                                 a Delaware corporation,
                                 its General Partner


                                 By:/s/Kenneth J. Kerr
                                 Title: Vice President


THE SELLER:                   Gilroy Energy Company, Inc.,
                              a California corporation

                              By:/s/Robert C. Singer
                              Title: Assistant Treasurer


MCCORMICK:                    McCormick & Company, Incorporated,
                              a Maryland corporation


                              By:  Robert C. Singer
                              Title:  Vice President Acquisitions
                                        & Financial Planning


                              By: Robert G. Davey
                              Title: Vice President & Chief
                                        Financial Officer


          NONCOMPETITION/EARNINGS CONTINGENCY AGREEMENT



     This NONCOMPETITION/EARNINGS CONTINGENCY AGREEMENT (the "Agreement") is entered into on this 28th day of August, 1996, by and among Calpine Gilroy Cogen, L.P., a Delaware limited partnership ("Calpine"), McCormick & Company, Incorporated, a Maryland corporation ("McCormick"), and Gilroy Energy Company, Inc., a California corporation ("Gilroy").

RECITALS

     WHEREAS, Gilroy (as Seller), Calpine (as Buyer), and McCormick have entered into an Asset Purchase Agreement dated as of August 28, 1996, (the "Purchase Agreement"), pursuant to which Calpine will acquire all of Gilroy's interest in and to the Gilroy Cogeneration Facility, a 120 megawatt (nominal net) gas-fired combined cycle cogeneration facility located in Gilroy, California (the "Facility"), and certain other assets of Gilroy (the "Purchased Assets"), as more fully described in the Purchase Agreement; and

     WHEREAS, McCormick is the indirect parent company of Gilroy as Gilroy is a wholly-owned subsidiary of Gilroy Foods, Incorporated, a California corporation, and Gilroy Foods, Incorporated is a wholly-owned subsidiary of McCormick; and

     WHEREAS, pursuant to the Purchase Agreement, Gilroy will receive valuable consideration in exchange for its interest in the Purchased Assets, and McCormick will receive valuable consideration in exchange for the agreements contained herein including the payments hereinafter described; and

     WHEREAS, Gilroy and McCormick each further acknowledges that this Agreement is a separately bargained for consideration and is a material inducement to Calpine to proceed with the transaction described in the Purchase Agreement; and

     WHEREAS, Calpine acknowledges that this Agreement is a separately bargained for consideration and is material inducement to McCormick and Gilroy to proceed with the transaction described in the Purchase Agreement.

     NOW THEREFORE, the parties hereto hereby agree as follows:

     1. Noncompetition Covenant. In connection with the transfer and sale of the Purchased Assets pursuant to the Purchase Agreement and for good and valuable consideration, receipt of which is hereby acknowledged by each of Gilroy, McCormick and Calpine, and pursuant to the other terms and conditions set forth in this Agreement, McCormick hereby agrees with Calpine that McCormick will not, without the prior written consent of Calpine, at any time within the three and one-fourth (3 1/4) year period from and after the date hereof, and Gilroy hereby agrees with Calpine that Gilroy (so long as it is owned, directly or indirectly, by McCormick or any of McCormick's affiliates) will not, without the prior written consent of Calpine, at any time within the three and one-fourth (3 1/4) year period from and after the date hereof, engage in the business of cogeneration of energy in northern California or have more than an aggregate of a five percent (5%) interest in any business, firm, corporation or other entity (whether as a principal, partner, director, officer, employee, consultant, agent, security holder or otherwise) principally involved in the business of cogeneration of energy in northern California.

     2. Earnings Contingency. If neither McCormick nor Gilroy has breached its respective obligations pursuant to Section 1 of this Agreement, and the Facility has total revenues as reported in the income statement of Calpine (including, but not limited to, revenues from the sale of electricity to Pacific Gas & Electric Company or others, revenues from the sale of steam, business interruption insurance proceeds, and the equivalent dollar value of any credits resulting from shutting down or starting up the Facility) of at least $2,500,000 in the period from and after the date hereof through November 30, 1996 and $10,000,000 in each fiscal year (ending on November 30th) thereafter or, alternatively, the Facility has, on a cumulative basis, total revenues in an amount equal to $10,000,000 multiplied by the number of years or partial years (partial years to be measured by the actual number of days elapsed divided by the actual number of days in such year) that have elapsed between the commencement date of this Agreement and the required payment date, with a maximum cumulative total of $32,500,000, Calpine shall pay to McCormick the amounts at the times set forth in Section 4. Subject to Section 3 hereof, in the event that the Facility fails to obtain the required minimum revenues, payments to McCormick under Section 4 shall be suspended and deferred until such payment date as the Facility does satisfy the minimum revenue requirements. Except as provided herein, the payments set forth in Section 4 are absolutely due and payable by Calpine to McCormick, without offset, on or prior to the dates set forth in Section 4, and shall in no event be construed to constitute option payments payable only in the event Calpine wishes to bind McCormick to the covenants made in Section 1 hereof. Calpine has obtained and delivered to McCormick, the receipt of which is hereby acknowledged, irrevocable letters of credit issued by Banque National de Paris, Los Angeles Branch, to secure the payment of the amounts required to be paid to McCormick by Calpine, in form and substance equivalent to the letters of credit attached hereto and made a part hereof as Exhibit A.

     3. Unforeseen Changes in Revenues. In the event that Calpine and Pacific Gas & Electric Company amend the Power Purchase Agreement (such term used herein as defined in the Purchase Agreement) in such a way as to prevent the Facility from meeting the minimum revenue requirements of Section 2 hereof, or if there is a change in law or regulation which prevents the Facility from satisfying said revenue requirements (other than any action by the California Public Utility Commission or any successor agency (the "CPUC") which renders the Power Purchase Agreement null and void or eliminates the capacity payments thereunder and which arises without the agreement, consent or cooperation of Calpine or despite Calpine's opposition to such action), or if Calpine ceases or diminishes operations at the Facility during peak hours or peak periods as such hours or periods are identified in the Power Purchase Agreement which prevents the Facility from satisfying said revenue requirements, including without limitation, by reason of force majeure events, or if Calpine otherwise fails or is unable to perform its obligations hereunder or under the Power Purchase Agreement which prevents the satisfaction of said revenue requirements, then Calpine shall be deemed to have waived the revenue requirements of Section 2 hereof and the payments owed by Calpine to McCormick shall thereupon become absolute and unconditional, provided that neither McCormick nor Gilroy has breached its respective obligations under Section 1 hereof.

     4. Payments. If neither McCormick nor Gilroy has breached its respective obligations pursuant to Section 1 of this Agreement, and the Facility has total revenues in the amounts set forth in
Section 2 of this Agreement, Calpine shall pay to McCormick, at the address set forth herein as McCormick's notice address, the following sums during each of the years indicated:

          Year      Amount
          1996      $4,500,000
          1997      $8,000,000
          1998      $7,000,000
          1999      $4,640,000

each such annual payment shall be paid in four equal quarterly installments on February 28, May 31, August 31 and November 30 of each year (each a "Quarterly Payment Date") and any payment deferred pursuant to Section 2 hereof shall be paid in full on the first Quarterly Payment Date thereafter on which the Facility satisfies the minimum revenue requirement in accordance with
Section 2 hereof.

     5. Enforcement. Each of McCormick and Gilroy acknowledges and agrees that, because the legal remedies of Calpine may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in Section 1, Calpine may, in addition to obtaining any other remedy or relief available to it, enforce the provisions of Section 1 by injunction and other equitable remedies.

     6. Severability. The parties agree that the provisions with respect to duration and geographic scope and restrictions set forth in Section 1 are reasonable to protect the legitimate interest of Calpine. The provisions of Section 1 are severable, and in the event that any provision hereof should, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable to the maximum extent compatible with, and possible under, applicable law. In the event Section 1 is invalidated or modified as provided above, no such invalidation or modification shall in any way reduce, alter or offset Calpine's obligations to pay the sums set forth in Section 4 to McCormick, provided that McCormick and Gilroy have not breached their respective obligations pursuant to Section 1 hereof.

     7. Successors and Assigns. This Agreement shall inure to the benefit of McCormick, Gilroy and Calpine and their respective successors and assigns; provided, however, that McCormick and Gilroy may not assign their rights and obligations under this Agreement without the prior written consent of Calpine, which consent shall not be unreasonably withheld.

     8. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California. The scope and effect of the covenants contained in this Agreement, as governed by the laws of the State of California, shall be as broad as may be permitted under the provisions of such laws or other applicable law.

     9. Time is of the Essence. Time is of the essence in the performance of the parties' respective obligations stated herein.

     10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement.

     11. Notices. All written notices required to be given pursuant to the terms hereof shall be sent by (a) personal delivery, (b) a nationally recognized overnight courier service, or
(c) United States first class mail, registered or certified return receipt requested and postage prepaid as expressly provided herein.

All notices shall be addressed as follows:


     To McCormick             McCormick & Company, Incorporated
     and Gilroy:              18 Loveton Circle
                              Sparks, MD 21152-6000
                              Attention:  Robert W. Skelton
                              Vice President  and General Counsel

     With copy to:            Baker & McKenzie
                              Two Embarcadero Center, 24th Floor
                              San Francisco, CA 94111-3099
                              Attention: Tyrrell M. Prosser, Esq.

     To Calpine:              Calpine Gilroy Cogen, L.P.
                              50 West San Fernando Street
                              San Jose, CA 95113
                              Attention: Vice President
                              Asset Management


The foregoing addresses may be changed by written notice. All notices shall be deemed received upon receipt or the date indicated on any return receipt or other receipt of delivery.

     12. Captions. None of the captions of the paragraphs of this Agreement shall be construed as a limitation upon the language of such paragraphs, said captions having been inserted as a guide and a partial index and not as a complete index of the contents of such paragraphs.

     13. Further Assurances. In a timely fashion, each party shall execute and deliver such further instruments, documents or assurances, and take such further action, as shall be required to carry out the purposes and intent of this Agreement.

     14. Attorneys' Fees. In the event of any action at law or in equity between the parties to this Agreement to enforce any of the provisions and/or rights hereunder, the unsuccessful party to such litigation covenants and agrees to pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein by such successful party, and if such successful party shall recover judgment in any action or proceeding, such costs, expenses and fees shall be included in and as part of such judgment.

     15. Entire Agreement. This Agreement and any exhibits which are attached hereto and all documents in the nature of exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understandings.

CALPINE GILROY COGEN, L.P.,        GILROY ENERGY COMPANY, INC.,
a Delaware limited partnership     a California corporation


By:  Calpine Gilroy 1, Inc.,
     a Delaware corporation,       By:/s/Robert C. Singer
     its General Partner           Title:  Assistant Treasurer


By:/s/Kenneth J. Kerr

Title: Vice President

McCORMICK & COMPANY,
INCORPORATED,
a Maryland corporation

By:/s/Robert C. Singer
Title: Vice President Acquisitions &
          Financial Planning


By:/s/Robert G. Davey
Title: Vice President & Chief
         Financial Officer